THE DIRECTV GROUP, INC.

EXHIBIT 99.2

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The DIRECTV Group, Inc.:

We have audited the accompanying Consolidated Balance Sheets of The DIRECTV Group, Inc. as of December 31, 2003 and 2002, and the related Consolidated Statements of Income, Consolidated Statements of Changes in Stockholders’ Equity and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included Financial Statement Schedule II. These financial statements and the financial statement schedule are the responsibility of The DIRECTV Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The DIRECTV Group, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 of the Notes to the Consolidated Financial Statements, effective January 1, 2002, The DIRECTV Group, Inc. changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and effective July 1, 2003, The DIRECTV Group, Inc. adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities-an interpretation of ARB No. 51.”

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California

March 9, 2004 (June 2, 2004 as to the reclassification of PanAmSat Corporation as a discontinued operation, the reclassification of segment information and the change in method of accounting for subscriber acquisition costs as described in Note 1, Note 2, Note 16 and Note 18)

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions, Except Per Share Amounts)
Revenues
Direct broadcast and other services	$8,538.3	$7,311.4	$6,468.6
Product sales	884.9	903.9	1,059.6

Total Revenues	9,423.2	8,215.3	7,528.2

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	4,813.4	4,182.1	3,280.3
Cost of products sold	848.1	818.6	973.1
Selling, general and administrative expenses	3,122.9	2,936.0	3,366.2
Depreciation and amortization	760.3	680.3	689.2

Total Operating Costs and Expenses	9,544.7	8,617.0	8,308.8

Operating Loss	(121.5)	(401.7)	(780.6)
Interest income	29.6	19.2	125.4
Interest expense	(156.3)	(188.6)	(156.6)
Reorganization expense	(212.3)	—	—
Other, net	—	425.5	(92.7)

Loss From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	(460.5)	(145.6)	(904.5)
Income tax benefit	102.3	40.7	290.8
Minority interests in net (earnings) losses of subsidiaries	(8.7)	(5.4)	55.7

Loss from continuing operations before cumulative effect of accounting changes	(366.9)	(110.3)	(558.0)
Income (loss) from discontinued operations, net of taxes	69.7	(102.2)	(56.2)

Loss before cumulative effect of accounting changes	(297.2)	(212.5)	(614.2)
Cumulative effect of accounting changes, net of taxes	(64.6)	(681.3)	(7.4)

Net Loss	(361.8)	(893.8)	(621.6)
Preferred stock dividends	—	(46.9)	(96.4)

Net Loss Attributable to Common Stockholders	$(361.8)	$(940.7)	$(718.0)

Basic and Diluted Loss Per Common Share:
Loss from continuing operations before cumulative effect of accounting changes	$(0.26)	$(0.11)	$(0.50)
Income (loss) from discontinued operations, net of taxes	0.05	(0.08)	(0.04)
Cumulative effect of accounting changes, net of taxes	(0.05)	(0.51)	(0.01)

Loss Per Common Share	$(0.26)	$(0.70)	$(0.55)

Weighted average number of common shares outstanding (in millions)	1,382.5	1,343.1	1,300.0

Reference should be made to the Notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Dollars in Millions, Except Share Data)
ASSETS
Current Assets
Cash and cash equivalents	$1,752.1	$344.5
Accounts and notes receivable, net of allowances of $115.6 and $93.6	918.5	1,116.9
Contracts in process	69.7	139.5
Inventories, net	271.1	230.3
Prepaid expenses and other	1,028.0	775.2
Assets of business held for sale	6,291.1	7,061.9

Total Current Assets	10,330.5	9,668.3
Satellites, net	2,408.2	2,213.9
Property, net	1,812.3	1,793.3
Goodwill, net	3,035.0	3,031.5
Intangible Assets, net	568.5	644.7
Investments and Other Assets	823.5	564.8

Total Assets	$18,978.0	$17,916.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,379.2	$1,021.0
Deferred revenues	170.3	166.4
Short-term borrowings and current portion of long-term debt	226.2	527.8
Accrued liabilities and other	943.3	1,154.6
Liabilities of business held for sale	3,092.1	3,928.6

Total Current Liabilities	5,811.1	6,798.4
Long-Term Debt	2,434.8	40.0
Other Liabilities and Deferred Credits	832.7	899.3
Deferred Income Taxes	216.6	163.3
Commitments and Contingencies
Minority Interests	51.7	38.4
Stockholders’ Equity
Convertible preferred stock	—	914.1
Common stock and additional paid-in capital—$0.01 par value, 3,000,000,000 shares authorized, 1,383,649,451 shares issued and outstanding at December 31, 2003; $0.01 par value, 1,000 shares authorized, 200 shares issued and outstanding at December 31, 2002	10,817.5	10,151.8
Retained earnings (deficit)	(1,388.9)	(1,027.1)

Subtotal Stockholders’ Equity	9,428.6	10,038.8
Accumulated Other Comprehensive Income (Loss)
Minimum pension liability adjustment	(48.8)	(32.3)
Accumulated unrealized gains (losses) on securities and derivatives	271.4	(3.3)
Accumulated foreign currency translation adjustments	(20.1)	(26.1)

Total Accumulated Other Comprehensive Income (Loss)	202.5	(61.7)

Total Stockholders’ Equity	9,631.1	9,977.1

Total Liabilities and Stockholders’ Equity	$18,978.0	$17,916.5

Reference should be made to the Notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock and Additional Paid-In Capital	Preferred Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
	(Dollars in Millions, Except Share Data)
Balance at January 1, 2001	200	$9,973.8	$1,495.7	$631.6	$225.0	$12,326.1
Net Loss				(621.6)		(621.6)	$(621.6)
Preferred stock			2.7	(2.7)
Preferred stock dividends				(93.7)		(93.7)
Stock options exercised		22.3				22.3
Adjustment related to Raytheon purchase price settlement		(574.2)				(574.2)
Subsidiary common stock issued in connection with acquisition and other		139.3				139.3
Minimum pension liability adjustment					(1.2)	(1.2)	(1.2)
Foreign currency translation adjustments					(60.7)	(60.7)	(60.7)
Cumulative effect of accounting change					0.4	0.4	0.4
Unrealized gains (losses) on securities and derivatives:
Unrealized holding losses					(121.4)	(121.4)	(121.4)
Less: reclassification adjustment for net losses recognized during the period					56.6	56.6	56.6

Comprehensive loss							$(747.9)

Balance at December 31, 2001	200	9,561.2	1,498.4	(86.4)	98.7	11,071.9
Net Loss				(893.8)		(893.8)	$(893.8)
Preferred stock			1.6	(1.6)
Preferred stock dividends				(45.3)		(45.3)
Stock options exercised		7.7				7.7
Cancellation of Series A Preferred Stock		1,500.0	(1,500.0)
Issuance of Series B Convertible Preferred Stock		(914.1)	914.1
Other		(3.0)				(3.0)
Minimum pension liability adjustment					(15.0)	(15.0)	(15.0)
Foreign currency translation adjustments:
Unrealized gains					1.6	1.6	1.6
Less: reclassification adjustment for net losses recognized during the period					48.9	48.9	48.9
Unrealized losses on securities and derivatives:
Unrealized holding losses					(96.8)	(96.8)	(96.8)
Less: reclassification adjustment for net gains recognized during the period					(99.1)	(99.1)	(99.1)

Comprehensive loss							$(1,054.2)

Balance at December 31, 2002	200	10,151.8	914.1	(1,027.1)	(61.7)	9,977.1
Net Loss				(361.8)		(361.8)	$(361.8)
Conversion of Series B Convertible Preferred Stock into Class B common stock and common stock split	1,481,891,553	914.1	(914.1)
Adjustment to GM stock holdings in connection with the News Corporation transactions	(98,301,304)
Special cash dividend paid to General Motors		(275.0)				(275.0)
Tax benefit to General Motors		(25.1)				(25.1)
Stock options exercised	59,002	17.7				17.7
Other		34.0				34.0
Minimum pension liability adjustment					(16.5)	(16.5)	(16.5)
Foreign currency translation adjustments					6.0	6.0	6.0
Unrealized gains (losses) on securities and derivatives:
Unrealized holding gains					275.3	275.3	275.3
Less: reclassification adjustment for net gains recognized during the period					(0.6)	(0.6)	(0.6)

Comprehensive loss							$(97.6)

Balance at December 31, 2003	1,383,649,451	$10,817.5	$—	$(1,388.9)	$202.5	$9,631.1

Reference should be made to the Notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions)
Cash Flows from Operating Activities
Loss from continuing operations before cumulative effect of accounting changes	$(366.9)	$(110.3)	$(558.0)
Adjustments to reconcile loss from continuing operations before cumulative effect of accounting changes to net cash provided by operating activities
Depreciation and amortization	760.3	680.3	689.2
Equity losses from unconsolidated affiliates	81.5	70.1	61.3
Net gain from sale of investments	(7.5)	(84.1)	(130.6)
Net unrealized (gain) loss on investments	(79.4)	180.6	239.0
Net gain on exit of DIRECTV Japan business	—	(41.1)	(32.0)
Loss on disposal of assets	10.4	49.3	15.2
Deferred income taxes and other	(33.2)	156.6	151.2
Change in other operating assets and liabilities
Accounts and notes receivable	(104.6)	(64.7)	27.2
Inventories	(39.6)	113.9	(8.5)
Prepaid expenses and other	(17.2)	237.3	(12.4)
Accounts payable	341.5	(163.5)	(345.7)
Accrued liabilities	204.9	41.8	(45.7)
Other	66.0	(362.2)	(207.3)

Net Cash Provided by (Used in) Operating Activities	816.2	704.0	(157.1)

Cash Flows from Investing Activities
Investment in companies, net of cash acquired	(11.8)	(27.0)	(287.8)
Payment received on note receivable from PanAmSat	—	1,725.0	—
Purchase of short-term investments	(43.5)	—	—
Expenditures for property	(416.9)	(500.4)	(660.9)
Expenditures for satellites	(336.8)	(456.7)	(747.5)
Proceeds from sale of investments	29.8	322.4	204.9
Other, net	33.0	0.3	(49.0)

Net Cash Provided by (Used in) Investing Activities	(746.2)	1,063.6	(1,540.3)

Cash Flows from Financing Activities
Net (decrease) increase in notes and loans payable	(515.3)	(1,100.8)	1,208.7
Long-term debt borrowings	2,627.3	1.1	1,642.6
Repayment of long-term debt	(18.8)	(183.3)	(1,515.2)
Debt issuance costs	(68.8)	(44.1)	—
Stock options exercised	17.7	5.1	21.8
Special cash dividend paid to General Motors	(275.0)	—	—
Preferred stock dividends paid to General Motors	—	(68.7)	(93.7)
Payment of Raytheon settlement	—	(134.2)	(500.0)

Net Cash Provided by (Used in) Financing Activities	1,767.1	(1,524.9)	764.2

Net cash provided by (used in) continuing operations	1,837.1	242.7	(933.2)
Net cash used in discontinued operations	(429.5)	(155.0)	(182.4)

Net increase (decrease) in cash and cash equivalents	1,407.6	87.7	(1,115.6)
Cash and cash equivalents at beginning of the year	344.5	256.8	1,372.4

Cash and cash equivalents at end of the year	$1,752.1	$344.5	$256.8

Supplemental Cash Flow Information
Cash paid for interest	$178.5	$161.9	$120.6
Cash received for income taxes	27.2	354.5	310.7

Reference should be made to the Notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business

The DIRECTV Group, Inc. (the “Company”) is a world-leading provider of digital television entertainment and broadband satellite networks and services. The Company has developed a wide range of entertainment, information and communication services for home and business use, including video, data, voice, multimedia and Internet services.

On March 16, 2004, the Company changed its corporate name from Hughes Electronics Corporation to The DIRECTV Group, Inc. Effective on March 17, 2004, the Company’s ticker symbol on the New York Stock Exchange was changed from “HS” to “DTV.” The name change has no impact on the Company’s common stock or the rights of stockholders. The name of the Company was changed to better reflect the Company’s commitment to building its business around the DIRECTV businesses.

On April 20, 2004, the Company and PanAmSat Corporation (“PanAmSat”) announced the signing of a definitive agreement that, subject to the satisfaction of the conditions described in that agreement, provides for the sale of the Company’s approximately 80.4% interest in PanAmSat to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) for about $2.84 billion in cash. The Company recorded the expected loss on this transaction of $478.6 million, net of a tax benefit of $291.0 million, in the quarter ended March 31, 2004. The loss amount includes an estimate of direct costs associated with the transaction and retention of certain tax liabilities for which the Company has agreed to indemnify PanAmSat. Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of PanAmSat, which formerly comprised the Satellite Services segment, have been excluded from the Company’s results from continuing operations for all periods presented herein. Consequently, the financial results of PanAmSat are presented in the Company’s Consolidated Statements of Income in a single line item entitled “Income (loss) from discontinued operations, net of taxes” and the related assets and liabilities are presented in the Consolidated Balance Sheets in line items entitled “Assets of business held for sale” and “Liabilities of business held for sale.” See Note 16 for further discussion.

The Company’s principal operations are carried out through three businesses organized in two segments:

Direct-To-Home Broadcast Segment

The Direct-To-Home Broadcast segment consists of the DIRECTV digital multi-channel entertainment businesses located in the United States and Latin America.

•	DIRECTV Holdings LLC (“DIRECTV U.S.”) launched its direct-to-home service in 1994. DIRECTV U.S. is the largest provider of direct broadcast satellite television services and the second largest multi-channel video program provider in the U.S., in each case based on the number of subscribers.

•

DIRECTV Latin America (“DLA”) is a provider of digital direct-to-home satellite television entertainment in Latin America, which includes South America, Central America, Mexico and the Caribbean. When the Company refers to DLA, it is referring to a group of companies that combine to provide the DIRECTV service throughout Latin America. The most significant companies include DIRECTV Latin America, LLC (“DLA LLC”), which was 74.7% owned by the Company as of December 31, 2003, as well as the local operating companies (“LOCs”) selling the DIRECTV service in Latin America. As of December 31, 2003, DLA LLC owned, directly or indirectly and along with certain affiliates, sixteen subsidiaries, including the LOCs in Brazil, Mexico, Venezuela, Argentina and Puerto Rico. The DIRECTV service is provided to DLA’s customers via the Galaxy 3C satellite that was placed into service in September 2002. DLA LLC leases the satellite transponder capacity on Galaxy 3C from PanAmSat. On March 18, 2003, DLA LLC filed

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to address its financial and operational challenges. In February 2004, DLA LLC announced the confirmation of its Plan of Reorganization (the “Reorganization Plan”) by the Bankruptcy Court and its emergence from Chapter 11. See Note 15 for further information.

The Company records 100% of the net losses incurred by DLA LLC and certain other consolidated LOCs due to the accumulation of net losses in excess of the minority investors’ investments and the Company’s continued funding of those businesses.

Network Systems Segment

Hughes Network Systems, Inc. (“HNS”), a wholly-owned subsidiary of the Company, constitutes the Network Systems segment. HNS is a leader in the global market for VSAT private business networks. HNS operates a satellite-based consumer broadband Internet access service marketed under the DIRECWAY® brand. In addition, HNS is one of the two largest manufacturers of DIRECTV® set-top receivers. HNS is also developing SPACEWAY®, a more advanced satellite broadband communications platform that is expected to provide customers with high-speed, two-way data communications on a more cost-efficient basis than systems that are currently available. The first SPACEWAY satellite is expected to be launched in 2004 and service is expected to be introduced in 2005.

News Corporation Transactions

On December 22, 2003, General Motors Corporation (“GM”), the Company and The News Corporation Limited (“News Corporation”) completed a series of transactions that resulted in the split-off of the Company from GM and the simultaneous sale of GM’s 19.8% interest in the Company to News Corporation. GM received approximately $3.1 billion in cash and 28.6 million News Corporation Preferred American Depository Shares (“ADSs”) in these transactions. GM split-off the Company by distributing the Company’s common stock to the holders of the GM Class H common stock in exchange for their GM Class H common shares on a one-for-one basis. Immediately after the split-off, News Corporation acquired an additional 14.2% of outstanding common stock of the Company from the former GM Class H common stockholders, which provided News Corporation with a total of 34% of the outstanding common stock of the Company. GM Class H common stockholders received about 0.8232 shares of the Company’s common stock and about 0.09207 News Corporation Preferred ADSs for each share of GM Class H common stock held immediately prior to the closing of the transactions. In addition, the Company paid to GM a special cash dividend of $275 million in connection with the transactions. Upon completing these transactions, News Corporation transferred its 34% interest in the Company to its 82% owned subsidiary, Fox Entertainment Group, Inc. As a result of these transactions, the Company is now publicly traded.

For the Company, the transactions represented an exchange of equity interests by investors. As such, the Company continues to account for its assets and liabilities at historical cost and did not apply purchase accounting. The Company recorded the $275 million special cash dividend payment to GM as a reduction to additional paid-in capital. The Company also recorded a $25.1 million decrease to additional paid-in capital representing the difference between the Company’s consolidated tax receivable from GM as determined on a separate return basis and the receivable determined pursuant to the amended income tax allocation agreement between GM and the Company. See Note 8 for additional discussion regarding the amended income tax allocation agreement.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Upon completion of the transactions, the Company expensed related costs of about $132 million that primarily included investment advisor fees of about $49 million, retention benefits of about $65 million and severance benefits of about $15 million. In addition, certain employees of the Company are expected to earn about $36 million in additional retention benefits during the 12 month period subsequent to the completion of the transactions.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements are presented on a consolidated basis and include the accounts of the Company and its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company after elimination of intercompany accounts and transactions. The Company allocates earnings and losses to minority interests only to the extent of a minority investor’s investment in a subsidiary.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Reclassifications

The Company announced, in December of 2002, that DIRECTV Broadband, Inc. (“DIRECTV Broadband”) would close its high-speed Internet service business. In the first quarter of 2003, DIRECTV Broadband completed the transition of its existing customers to alternative service providers and shut down its high-speed Internet service business. The results of operations and cash flows of DIRECTV Broadband have been presented herein as discontinued operations in the Consolidated Statements of Income and the Consolidated Statements of Cash Flows as a result of the shut down. See further discussion in Note 16.

Beginning in the first quarter of 2003, the Company no longer allocates general corporate expenses to its subsidiaries. Beginning in the first quarter of 2004, the Company allocates pension and other postretirement benefit expenses to its subsidiaries. Segment information has been reclassified to conform to the current presentation.

Revenue Recognition

Sales are generally recognized as products are shipped or services are rendered. Direct-To-Home subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers. Subscriber fees for multiple set-top receivers, DIRECTV-The Guide, warranty services and equipment rental are recognized as revenue, monthly as earned. Advertising revenue is recognized when the related services are performed. Programming payments received from subscribers in advance of the broadcast are recorded as deferred revenues until earned.

A small percentage of revenues are derived from long-term contracts for the sale of wireless communications systems. Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Broadcast Programming and Other Costs

The cost of television programming broadcast rights is recognized when the related programming is distributed. The cost of television programming rights to distribute live sporting events for a season or tournament is charged to expense using the straight-line method over the course of the season or tournament. However, for live sporting events with multi-year contracts and minimum guarantee payments, the Company charges the costs of these events to expense based on the ratio of each period’s revenues to the estimated total contract revenues to be earned over the contract period. Estimated total contract revenues are evaluated by management at least annually. If the minimum guarantee on an individual contract exceeds the estimated total contract revenues, a loss equal to the amount of such difference is recognized immediately. Programming costs are included in “Broadcast programming and other costs” in the Consolidated Statements of Income.

Advance payments in the form of cash and equity instruments from programming content providers for carriage of their signal are deferred and recognized as a reduction of programming costs on a straight-line basis over the related contract term. Equity instruments are recorded at fair value based on quoted market prices or values determined by management based in part on independent third-party valuations. Also recorded as a reduction of programming costs is the amortization of a provision for above-market programming contracts that was recorded in connection with the United States Satellite Broadcasting Company, Inc. (“USSB”) transaction in May 1999. The provision was based upon an independent third-party appraisal and recorded at its net present value, with interest expense recognized over the remaining term of the contract. The current and long-term portions of these deferred credits are recorded in the Consolidated Balance Sheets in “Accrued liabilities and other” and “Other Liabilities and Deferred Credits” and are being amortized using the interest method over the related contract terms.

Subscriber Acquisition Costs

Subscriber acquisition costs in the Consolidated Statements of Income consist of costs incurred to acquire new subscribers through third parties and the direct customer acquisition program. The deferred portion of the costs are included in “Prepaid expenses and other” in the Consolidated Balance Sheets.

Subscriber acquisition costs primarily consist of amounts paid for third-party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels which are included in the Consolidated Statements of Income in “Selling, general and administrative expenses,” and the cost of hardware and installation subsidies for subscribers added through the direct customer acquisition program which are included in the Consolidated Statements of Income in “Broadcast programming and other costs.” Additional components of subscriber acquisition costs include subsidies paid to manufacturers of set-top receivers, if any, and the cost of print, radio and television advertising. The cost of advertising and manufacturer subsidies is expensed as incurred.

Substantially all commissions paid to retailers and dealers for third-party customer acquisitions, although paid in advance, are earned by the retailer or dealer over 12 months from the date of subscriber activation and may be recouped by the Company on a pro-rata basis should the subscriber cancel the service during the 12 month service period. Accordingly, prepaid commissions are deferred and amortized to expense over the

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

12 month service period. The amount deferred is limited to the estimated average gross margin (equal to an average subscriber’s revenue to be earned over 12 months, less the related cost of programming) to be derived from the subscriber over the 12 month period. As of December 31, 2003 and 2002, included in “Prepaid expenses and other” in the Consolidated Balance Sheets are $334.3 million and $371.6 million, respectively, related to commissions to retailers and dealers. The excess commissions over the estimated gross margin and non-refundable commissions are expensed immediately.

The cost of installation and hardware under the direct customer acquisition program is deferred when a customer commits to 12 months of service. The amount deferred is amortized to expense over the commitment period and limited to the estimated gross margin (equal to the contractual revenues to be earned from the subscriber over 12 months, less the related cost of programming) expected to be earned over the contract term, less a reserve for estimated unrecoverable amounts. The cost of installation and hardware in excess of the estimated gross margin and where no customer commitment is obtained is expensed immediately.

The Company actively monitors the recoverability of prepaid commissions and deferred installation and hardware costs. To the extent the Company charges back a retailer or dealer for a prepaid commission, the Company offsets the amount due against amounts payable to the retailers/dealers, and therefore, recoverability of prepaid commissions, net of existing reserves, is reasonably assured. Generally, new subscribers secure their accounts by providing a credit card or other identifying information and agree that a pro-rated early termination fee of $150 will be assessed if the subscriber cancels service prior to the end of the commitment period. As a result, the ability to charge the subscriber an early termination fee, together with existing reserves, reasonably assures the recoverability of deferred installation and hardware costs.

Effective January 1, 2004, the Company changed its method of accounting for subscriber acquisition costs. See “Accounting Changes” below for additional information regarding this change.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Contracts in Process

Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing, and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Advances offset against contract related receivables amounted to $27.5 million and $28.9 million at December 31, 2003 and 2002, respectively.

Inventories

Inventories are stated at the lower of cost or market principally using the average cost method.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table sets forth the amounts recorded for inventories, net, at December 31:

	2003	2002
	(Dollars in Millions)
Productive material and supplies	$64.2	$34.7
Work in process	81.8	70.0
Finished goods	158.4	160.1

Total	304.4	264.8
Less provision for excess or obsolete inventory	33.3	34.5

Inventories, net	$271.1	$230.3

Property, Satellites and Depreciation

Property and satellites are carried at cost. Satellite costs include construction costs, launch costs, launch insurance, incentive obligations, direct development costs and capitalized interest. Capitalized satellite costs represent satellites under construction and the cost of successful satellite launches. The proportionate cost of a satellite, net of accumulated depreciation and insurance proceeds, is written-off in the period a full or partial loss of the satellite occurs. Capitalized customer leased set-top receiver costs include the cost of hardware and installation. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Goodwill and Intangible Assets

As discussed below, with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, the Company ceased amortization of goodwill and intangible assets with indefinite lives. Intangible assets with indefinite lives consist of Federal Communications Commission (“FCC”) licenses for direct-to-home broadcasting frequencies (“Orbital Slots”). Goodwill and Orbital Slots are subject to write-down, as needed, based upon an impairment analysis that occurs at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. Prior to January 1, 2002, goodwill, which represents the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, and Orbital Slots were amortized using the straight-line method over periods not exceeding 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives, which range from 2 to 12 years.

Step one of the annual two-part goodwill impairment test requires a comparison of the fair value of each reporting unit with its respective carrying amount, including goodwill. If the reporting unit carrying value exceeds the fair value, step two of the impairment test is performed to measure the amount of the impairment loss, if any. Step two requires the comparison of the implied value of the reporting unit goodwill with the carrying amount of that goodwill. The implied value of goodwill is equal to the excess of the fair value of the reporting unit determined in step one over the fair value of its net tangible and intangible assets. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. For Orbital Slots, the annual impairment test is completed by comparing the fair value of Orbital Slots to their carrying values. If the carrying amount of the Orbital Slots exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

The Company performs its annual impairment test for goodwill and Orbital Slots during the fourth quarter of each year, primarily using the present value of expected future cash flows. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Software Development Costs

Other assets include certain software development costs capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs at December 31, 2003 and 2002, net of accumulated amortization of $134.9 million and $208.0 million, respectively, totaled $88.1 million and $88.0 million, respectively. The software is amortized using the greater of the units of revenue method or the straight-line method over its estimated useful life, not in excess of five years. Software program reviews are conducted at least annually to ensure that capitalized software development costs are properly treated and costs associated with programs that are not generating revenues are expensed.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

In addition, as a result of satellite anomalies or other changes in circumstances, the Company may determine that the useful life of its satellites or property has been reduced. In this case, depreciation expense could increase over the remaining shortened useful life of the related asset.

Foreign Currency

Some of the Company’s foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of stockholders’ equity. Translation adjustments for foreign currency denominated equity investments are also recorded as part of OCI.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the Consolidated Statements of Income.

Investments and Financial Instruments

The Company maintains investments in equity securities of unaffiliated companies. Non-marketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of OCI. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

factors; and the Company’s intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount is recognized in the Consolidated Statements of Income as part of “Other, net” and recorded as a reclassification adjustment from OCI.

Investments in which the Company owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in the Company recognizing investee earnings or losses in excess of its ownership percentage.

The carrying value of cash and cash equivalents, accounts and notes receivable, investments and other assets, accounts payable, and amounts included in accrued liabilities and other meeting the definition of a financial instrument or debt approximated fair value at December 31, 2003 and December 31, 2002.

The Company carries all derivative financial instruments in the Consolidated Balance Sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. The ineffective portion and changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value are immediately recognized in the Consolidated Statements of Income in “Other, net.” The Company assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective.

The net deferred loss from effective cash flow hedges, net of taxes, in OCI of $2.5 million at December 31, 2003 is expected to be recognized in earnings over the next two years.

Debt Issuance Costs

Costs incurred to issue debt are deferred and amortized to interest expense using the straight-line method over the term of the respective obligation.

Stock-Based Compensation

The Company issues common stock options to employees with exercise prices equal to the fair value of the underlying security at the date of grant. The Company also grants restricted stock units to employees. Beginning on January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123.” Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. The Company elected to follow the prospective method of adoption, which results in the recognition of fair value based compensation cost in the Consolidated Statements of Income for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Stock options and other stock-based awards granted prior to January 1, 2003 continue to be accounted for under the

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the years ended December 31:

	2003	2002	2001
	(Dollars in Millions, Except Per Share Amounts)
Reported net loss attributable to common stockholders	$(361.8)	$(940.7)	$(718.0)
Add: Stock compensation cost, net of taxes, included in net loss attributable to common stockholders	13.0	3.2	0.6
Deduct: Total stock compensation cost, net of taxes, under the fair value based method	(108.9)	(174.9)	(232.4)

Pro forma net loss attributable to common stockholders	$(457.7)	$(1,112.4)	$(949.8)

Basic and diluted loss per common share:
As reported	$(0.26)	$(0.70)	$(0.55)
Pro forma loss per common share	(0.33)	(0.83)	(0.73)

The 2003 total stock compensation expense amount includes a charge of $15.2 million, net of tax, resulting from the acceleration of vesting for 11.5 million stock options as a result of the completion of the News Corporation transactions. All outstanding options to purchase GM Class H common stock were converted to options to acquire the Company’s common stock as a result of the completion of the News Corporation transactions on December 22, 2003. See Note 12 for further information.

The pro forma amounts for compensation cost are not necessarily indicative of the amounts that will be reported in future periods.

Advertising and Research and Development Costs

Advertising and research and development costs are expensed as incurred and included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. Advertising expenses were $199.0 million in 2003, $189.1 million in 2002 and $156.8 million in 2001. Expenditures for research and development were $57.7 million in 2003, $71.7 million in 2002 and $85.8 million in 2001.

Market Concentrations and Credit Risk

The Company provides services and extends credit to a number of wireless communications equipment customers and to a large number of consumers, both in the U.S. and Latin America. DIRECTV U.S. has significant accounts receivable from the NRTC and the NRTC’s largest affiliate, Pegasus Satellite Television, Inc. (“Pegasus”), arising from arrangements granting the NRTC and Pegasus the exclusive right to distribute certain programming in certain areas. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses.

Accounting Changes

Subscriber Acquisition Costs.    Effective January 1, 2004, the Company changed its method of accounting for subscriber acquisition, retention and upgrade costs. Previously, a portion of these costs were deferred, equal

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

to the amount of profit to be earned from the subscriber, typically over the 12 month subscriber contract, and amortized to expense over the contract period. The Company now expenses all subscriber acquisition, retention and upgrade costs as incurred. The Company determined that expensing such costs was preferable to the prior accounting method after considering the accounting practices of competitors and companies within similar industries and the added clarity and ease of understanding of the Company’s reported results for investors. As a result of the change, the deferred subscriber acquisition cost balance of $503.9 million that was included in “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2003 was expensed as a cumulative effect of accounting change on January 1, 2004. The amount of the cumulative effect was $310.5 million, net of taxes. Had the new method of accounting been applied during the years ended December 31, 2003, 2002 and 2001, operating costs would have increased (decreased) by $89.3 million, $(6.4) million and $5.1 million, respectively.

The following table sets forth the Company’s loss from continuing operations before cumulative effect of accounting changes and net loss on a pro forma basis as if the change in accounting for subscriber acquisition, retention and upgrade costs had been applied retroactively:

	2003	2002	2001
	(Dollars in Millions, Except Per Share Amounts)
Reported loss from continuing operations before cumulative effect of accounting changes	$(366.9)	$(110.3)	$(558.0)
Reported basic and diluted loss per common share	(0.26)	(0.11)	(0.50)
Pro forma loss from continuing operations	(421.9)	(106.5)	(561.0)
Pro forma basic and diluted loss per common share	(0.30)	(0.11)	(0.50)
Reported net loss attributable to common stockholders	$(361.8)	$(940.7)	$(718.0)
Reported basic and diluted loss per common share	(0.26)	(0.70)	(0.55)
Pro forma net loss attributable to common stockholders	(416.8)	(936.9)	(721.0)
Pro forma basic and diluted loss per common share	(0.30)	(0.70)	(0.55)

Variable Interest Entities.    In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. The Company applied this interpretation beginning on July 1, 2003 for entities created prior to February 1, 2003. The Company determined that the partially-owned LOCs providing DIRECTV programming services in Venezuela and Puerto Rico, of which the Company owned 19.5% and 40.0%, respectively, are VIEs. As a result, on July 1, 2003, the Company began consolidating the Venezuelan and Puerto Rican LOCs resulting in an increase in total assets of $55.1 million, which included $29.1 million of cash. The adoption of this interpretation resulted in the Company recording an after-tax charge of $64.6 million to cumulative effect of accounting changes in the Consolidated Statements of Income.

Prior to July 1, 2003, the Company accounted for its investments in the Venezuelan and Puerto Rican LOCs under the equity method of accounting and, through June 30, 2003, reflected approximately 75.0% of their net income or loss in “Other, net” in the Consolidated Statements of Income due to the accumulation of net losses in excess of other investors’ investments.

Stock-Based Compensation.    As discussed above, beginning on January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation for stock options and other stock-

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

based awards granted to employees or modified on or after January 1, 2003. Stock options and other stock-based awards granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.”

Goodwill and Other Intangible Assets.    The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 required that the Company perform step one of a two-part transitional impairment test to compare the fair value of each reporting unit with its respective carrying value, including goodwill. If the carrying value exceeded the fair value, step two of the transitional impairment test was required to measure the amount of the impairment loss, if any. SFAS No. 142 also required that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations,” and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

In the first quarter of 2002, the Company completed the required transitional impairment test for Orbital Slots and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

In the second quarter of 2002, with the assistance of an independent valuation firm, the Company completed step one of the transitional impairment test to determine whether a potential impairment existed for goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the carrying values for DLA and DIRECTV Broadband exceeded their fair values, therefore requiring performance of step two of the impairment test.

The Company completed step two of the impairment test for DLA and DIRECTV Broadband in the fourth quarter of 2002. As a result of completing step two, the Company determined that the carrying value of reporting unit goodwill exceeded the fair value of that goodwill and that all of the goodwill recorded at DLA and DIRECTV Broadband, $631.8 million and $107.9 million, respectively, was impaired. In the fourth quarter of 2002, the Company also recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee. As a result, the Company recorded a charge to “Cumulative effect of accounting changes, net of taxes,” of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Income.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following represents the Company’s reported net loss attributable to common stockholders and reported loss attributable common stockholders before cumulative effect of accounting changes on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and Orbital Slots for the years ended December 31:

	2003	2002	2001
	(Dollars in Millions, Except Per Share Amounts)
Reported net loss attributable to common stockholders	$(361.8)	$(940.7)	$(718.0)
Add amortization of:
Goodwill	—	—	219.9
Orbital Slots	—	—	7.2

Adjusted net loss attributable to common stockholders	$(361.8)	$(940.7)	$(490.9)

Reported loss attributable to common stockholders before cumulative effect of accounting changes	$(297.2)	$(259.4)	$(710.6)
Add amortization of:
Goodwill	—	—	219.9
Orbital Slots	—	—	7.2

Adjusted loss attributable to common stockholders before cumulative effect of accounting changes	$(297.2)	$(259.4)	$(483.5)

Basic and diluted loss per common share:
Reported basic and diluted loss per common share	$(0.26)	$(0.70)	$(0.55)
Add amortization of:
Goodwill	—	—	0.17
Orbital Slots	—	—	0.01

Adjusted basic and diluted loss per common share	$(0.26)	$(0.70)	$(0.37)

Reported basic and diluted loss per common share before cumulative effect of accounting changes	$(0.21)	$(0.19)	$(0.55)
Add amortization of:
Goodwill	—	—	0.17
Orbital Slots	—	—	0.01

Adjusted basic and diluted loss per common share before cumulative effect of accounting changes	$(0.21)	$(0.19)	$(0.37)

Other.    In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. The Company elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” on July 1, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard had no impact on the Company’s consolidated results of operations or financial position.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” on July 1, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard had no impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” on January 1, 2003. SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of this standard did not have a significant impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” on January 1, 2003. SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. The adoption of this standard had no impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” on January 1, 2002. SFAS No. 144 refined existing impairment accounting guidance and extended the use of this accounting to discontinued operations. SFAS No. 144 allowed the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminated the existing exception to consolidation of a subsidiary for which control is likely to be temporary. The operating results of discontinued businesses such as DIRECTV Broadband, which previously would not have been reported as a discontinued operation, have been reported as a discontinued operation in the Consolidated Statements of Income under this new standard in all periods presented herein.

The Company adopted SFAS No. 141, “Business Combinations” on July 1, 2001. SFAS No. 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibited the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not have a significant impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS No. 133 requires the Company to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, the Company recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change in the Consolidated Statements of Income and an after-tax unrealized gain of $0.4 million in “Accumulated Other Comprehensive Income (Loss).”

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 3: Property and Satellites, Net

The following table sets forth the amounts recorded for property and satellites, net, at December 31:

	Estimated Useful Lives (years)	2003	2002
		(Dollars in Millions)
Land and improvements	10-30	$48.9	$46.2
Buildings and leasehold improvements	1-40	245.0	234.1
Machinery and equipment	3-23	1,859.7	1,702.3
Customer leased set-top receivers	4- 7	1,172.2	867.5
Furniture, fixtures and office machines	3-15	122.7	105.2
Construction in progress	—	489.5	385.5

Total		3,938.0	3,340.8
Less accumulated depreciation		2,125.7	1,547.5

Property, net		$1,812.3	$1,793.3

Satellites	12-16	$1,290.3	$1,227.0
Satellites under construction	—	1,545.4	1,330.9

Total		2,835.7	2,557.9
Less accumulated depreciation		427.5	344.0

Satellites, net		$2,408.2	$2,213.9

The Company capitalized interest costs of $120.0 million, $87.7 million and $49.4 million during 2003, 2002 and 2001, respectively, as part of the cost of its property and satellites under construction.

Note 4: Goodwill and Intangible Assets

The changes in the carrying amounts of goodwill by reporting unit for the years ended December 31, 2003 and 2002 were as follows:

	Direct-To- Home Broadcast	Network Systems	Total
	(Dollars in Millions)
Balance as of January 1, 2002	$3,734.0	$18.9	$3,752.9
Impairment loss	(739.7)	(16.0)	(755.7)
Additions and other	34.8	(0.5)	34.3

Balance as of December 31, 2002	3,029.1	2.4	3,031.5
Additions and other	2.6	0.9	3.5

Balance as of December 31, 2003	$3,031.7	$3.3	$3,035.0

At December 31, 2003 and 2002, the Company had Orbital Slots of $432.4 million at the Direct-To-Home Broadcast segment.

With the assistance of an independent valuation firm, the Company performed its annual impairment tests for goodwill and Orbital Slots in the fourth quarter of 2003 and 2002. The independent valuations resulted in fair values for each reporting unit and the Orbital Slots that exceeded the Company’s carrying values. As a result, no

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

impairment loss was recorded in 2003 or 2002. See “Accounting Changes” in Note 2 regarding the transitional impairment loss recorded in 2002 as a result of the adoption of SFAS No. 142.

The following table sets forth the amounts recorded for intangible assets at December 31:

	Estimated Useful Lives (years)	2003			2002
		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
	(Dollars in Millions)
Orbital Slots	Indefinite	$463.0	$30.6	$432.4	$463.0	$30.6	$432.4
Subscriber Base	2	220.0	198.1	21.9	220.0	133.3	86.7
Dealer Networks	12	130.0	34.6	95.4	130.0	25.4	104.6
Intangible Pension Asset	—	18.8	—	18.8	21.0	—	21.0

Total Intangible Assets		$831.8	$263.3	$568.5	$834.0	$189.3	$644.7

Amortization expense of intangible assets was $74.0 million and $18.5 million for the years ended December 31, 2003 and 2002, respectively.

Estimated amortization expense for intangible assets in each of the next five years and thereafter is as follows: $31.1 million in 2004; $9.2 million in 2005; $9.2 million in 2006; $9.2 million in 2007; $9.2 million in 2008; and $49.4 million thereafter.

The increase in amortization expense for 2003 compared to 2002 is due to the reinstatement in the fourth quarter of 2002 of subscriber base and dealer network intangible asset amortization at the Direct-To-Home Broadcast segment as a result of the issuance of EITF Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” Prior to the issuance of EITF No. 02-17 in October 2002, the Company had reclassified its subscriber base and dealer network intangible assets to goodwill as part of the 2002 implementation of SFAS No. 142 and therefore no amortization expense was recorded in the first three quarters of 2002 for these assets.

Note 5: Investments

Marketable Securities

Investments in marketable equity and debt securities stated at current fair value and classified as available-for-sale were as follows as of December 31:

	2003	2002
	(Dollars in Millions)
Marketable equity securities	$486.9	$73.7
Marketable debt securities	108.6	110.1

Total	595.5	183.8
Less amount recorded in “Prepaid expenses and other”	172.4	—

Amount recorded in “Investments and other assets”	$423.1	$183.8

At December 31, 2003, $273.9 million of accumulated unrealized gains, net of taxes, were recorded as part of OCI. At December 31, 2002, $2.1 million of accumulated unrealized losses, net of taxes, were recorded as part of OCI.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

During 2002 and 2001, the Company recorded write-downs for other-than-temporary declines in the fair value of certain marketable equity investments of $148.9 million and $226.1 million, respectively.

On August 21, 2002, the Company sold about 8.8 million shares of Thomson multimedia S.A. (“Thomson”) common stock for approximately $211.0 million in cash, resulting in a pre-tax gain of about $158.6 million.

On November 19, 2001, the Company repaid $74.9 million of debt pursuant to the terms of a debt guarantee provided by the Company for the benefit of Motient Corporation (“Motient”). In connection with the payment, the Company received from Motient 7.1 million shares of XM Satellite Radio Holdings, Inc. (“XM Satellite Radio”) common stock, with a market value as of November 2001 of $67.9 million and $3.6 million in cash. The repayment of Motient’s debt released the Company from any further obligations related to Motient’s indebtedness and therefore the Company reversed a related reserve of $39.5 million. The net effect of these actions resulted in a credit of $36.1 million to “Other, net” in the Consolidated Statements of Income.

On July 31, 2001, the Company sold about 4.1 million shares of Thomson common stock for approximately $132.7 million in cash, resulting in a pre-tax gain of approximately $108.3 million.

Other Investments

In January 2003, the Company invested $10 million in a convertible note issued by XM Satellite Radio. The note was convertible to registered shares of XM Satellite Radio common stock. This conversion feature of the note was considered a derivative financial instrument accounted for at fair value. As of December 31, 2003, the fair value of the note, including the conversion feature, was $90.5 million and was included in “Prepaid expenses and other” in the Consolidated Balance Sheets. See Note 20 regarding the sale of this investment in January 2004.

Aggregate investments in companies accounted for under the equity method at December 31, 2003 and 2002 amounted to $4.6 million and $6.8 million, respectively.

Note 6: Accrued Liabilities and Deferred Credits

Accrued Liabilities and Other

	2003	2002
	(Dollars in Millions)
Exit costs and other liabilities related to discontinued businesses	$19.6	$255.1
Payroll and other compensation	321.3	190.0
Programming contract liabilities	133.2	120.6
Subscriber services expenses	73.1	75.3
Interest payable	41.9	12.6
Other	354.2	501.0

Total	$943.3	$1,154.6

During 2001, the Company announced a nearly 10% reduction of its approximately 7,900 employees, excluding DIRECTV customer service representatives, located in the U.S. As a result, about 750 employees across all business disciplines were given notification of termination that resulted in an expense of $87.5 million in 2001 to “Selling, general and administrative expenses” in the Consolidated Statements of Income. Of that charge, $80.0 million was related to employee severance benefits and $7.5 million was for other costs primarily

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

related to a remaining lease obligation associated with excess office space and employee equipment. The remaining accrual amounted to $3.8 million and $14.1 million at December 31, 2003 and 2002, respectively.

See Note 16 for additional information on the exit costs and other liabilities related to discontinued businesses, including the shut down of the DIRECTV Broadband business.

Other Liabilities and Deferred Credits

Included in “Other Liabilities and Deferred Credits” in the Consolidated Balance Sheets are obligations under programming contracts and a provision for long-term programming contracts with above-market rates, established as part of the USSB and PRIMESTAR acquisitions in 1999, which totaled $291.1 million and $296.0 million at December 31, 2003 and December 31, 2002, respectively.

Note 7: Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

	Interest Rates at December 31, 2003	2003	2002
		(Dollars in Millions)
Short-term borrowings	4.00%-13.50%	$10.6	$21.5
Current portion of long-term debt	3.96%-12.10%	215.6	506.3

Total short-term borrowings and current portion of long-term debt		$226.2	$527.8

Long-Term Debt

	Interest Rates at December 31, 2003	2003	2002
		(Dollars in Millions)
Notes payable	8.375%	$1,400.0
Credit facilities	3.96%	1,225.0	$506.3
Other debt	3.29%-12.10%	25.4	40.0

Total debt		2,650.4	546.3
Less current portion		215.6	506.3

Total long-term debt		$2,434.8	$40.0

Notes Payable

On February 28, 2003, DIRECTV U.S., which is referred to in this Note as DIRECTV, issued $1,400.0 million in senior notes due in 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV’s domestic subsidiaries on a senior unsecured basis. These senior notes were exchanged for registered notes with substantially identical terms in September 2003.

The fair value of the Company’s notes payable was approximately $1,619 million at December 31, 2003 based on quoted market prices.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Credit Facilities

On March 6, 2003, DIRECTV entered into a $1,675.0 million senior secured credit facility, comprised of a $375.0 million Term Loan A, of which $175.0 million was drawn, a $1,050.0 million Term Loan B, which was fully drawn, and a $250.0 million revolving credit facility, which was undrawn. DIRECTV distributed to the Company the $2.56 billion of proceeds, net of debt issuance costs, from the initial borrowings under the senior secured credit facility and the sale of senior notes described above.

In August 2003, DIRECTV amended the senior secured credit facility to replace the $1,050.0 million Term Loan B with a new $1,225.0 million Term Loan B-1 and to reduce the size of the Term Loan A from $375.0 million to $200.0 million, repaying the $175.0 million that was previously outstanding under the Term Loan A with the additional borrowings from the Term Loan B-1. Borrowings under the Term Loan B-1 bear interest at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 2.75%, which may be increased or decreased under certain conditions. The revolving credit facility was not affected by the amendment. DIRECTV is required to pay a commitment fee of 0.50% per year on the unused commitment under the revolving credit facility. The revolving credit facility expires in 2008 and the Term Loan B-1 matures in 2010. However, as defined by the senior secured credit facility agreement, under certain circumstances as described below, DIRECTV could be required to make a prepayment on the Term Loan B-1. As of December 31, 2003, the revolving credit facility was undrawn and the Term Loan B-1 was fully drawn. The revolving portion of the senior secured credit facility is available to fund DIRECTV’s working capital and other requirements. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and is fully and unconditionally guaranteed, jointly and severally, by DIRECTV.

Principal payments under the Term Loan B-1 are due primarily in 2008 to 2010. However, at each year end DIRECTV may be required to make a computation of excess cash flows for the year, as defined by the senior secured credit facility agreement, which could result in DIRECTV making a prepayment, under the Term Loan B-1 on April 15th. The amount payable to DIRECTV’s credit holders is equal to one-half of DIRECTV’s excess cash flows, if any, with up to $150 million of the remaining amount available for distribution to the Company. DIRECTV has calculated approximately $401.8 million of excess cash flows at December 31, 2003. As a result, $200.9 million was reclassified from “Long-Term Debt” to “Short-term borrowings and current portion of long-term debt” in the Consolidated Balance Sheets. However, under the terms of the senior secured credit facility agreement, at DIRECTV’s request, the lenders under the credit facility may elect to forego all or a portion of the prepayment, if required, prior to April 15th of each year.

The $200 million Term Loan A was undrawn and was terminated on December 1, 2003. Borrowings under the Term Loan B bore interest at LIBOR plus 3.50% until it was replaced by the Term Loan B-1 in August 2003. In March 2004, DIRECTV’s senior secured credit facility was amended to replace the Term Loan B-1 with a Term Loan B-2, with substantially the same terms except that the interest rate was reduced to LIBOR plus 2.25%.

On October 1, 2001, the Company entered into a $2.0 billion revolving credit facility with General Motors Acceptance Corporation (“GMAC”). The facility was subsequently amended in February and November 2002, and March 2003. The amendments reduced the size of the facility to $1,500.0 million and provided for a commitment through March 31, 2004. On June 18, 2003, the Company voluntarily prepaid amounts owed thereunder and terminated the facility. The facility was comprised of a $1,500.0 million tranche secured by a $1,500.0 million cash deposit of the Company. Borrowings under the facility bore interest at GMAC’s cost of funds plus 0.125%, and the $1,500.0 million cash deposit earned interest at a rate equivalent to GMAC’s cost of funds. The Company had the legal right of setoff with respect to the $1,500.0 million GMAC cash deposit and accordingly offset it against amounts borrowed from GMAC under the $1,500.0 million tranche in the Consolidated Balance Sheets.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Other

$36.0 million in other short-term and long-term debt, related primarily to DLA and HNS’ international subsidiaries, was outstanding at December 31, 2003. Principal on these borrowings is due in varying amounts through 2007.

The Company’s notes payable, credit facilities and other borrowings mature as follows: $226.2 million in 2004; $12.1 million in 2005; $15.0 million in 2006; $26.7 million in 2007; $253.5 million in 2008; and $2,127.5 million thereafter.

Covenants and Restrictions

The senior secured credit facilities require DIRECTV to maintain certain financial covenants. The senior notes and the senior secured credit facilities also include covenants that restrict DIRECTV’s ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends to the Company or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes) and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of the borrowings under the senior notes and senior secured credit facilities could become immediately payable. At December 31, 2003, DIRECTV was in compliance with all such covenants.

As of December 31, 2003, restricted cash of $43.5 million was included as part of “Prepaid expenses and other” on the Consolidated Balance Sheets. This cash was deposited to secure certain letters of credit and obligations of the Company and the Company’s majority-owned foreign subsidiaries. Restrictions on the cash will be removed as the letters of credit expire and the foreign subsidiaries’ obligations are satisfied or terminated.

Note 8: Income Taxes

The income tax benefit is based on the reported “Loss From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes.” Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws.

Prior to the split-off of the Company from GM on December 22, 2003, the Company and its domestic subsidiaries joined with GM in filing a consolidated U.S. federal income tax return and combined returns for certain states. The portion of the consolidated income tax liability or receivable recorded by the Company during this period was generally equivalent to the amount that would have been recorded on a separate return basis.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The income tax benefit consisted of the following for the years ended December 31:

	2003	2002	2001
	(Dollars in Millions)
Current tax (benefit) expense:
U.S. federal	$(68.2)	$(129.0)	$(362.5)
Foreign	55.0	75.8	54.0
State and local	(0.3)	(8.5)	(55.7)

Total	(13.5)	(61.7)	(364.2)

Deferred tax (benefit) expense:
U.S. federal	(82.3)	18.0	64.5
State and local	(6.5)	3.0	8.9

Total	(88.8)	21.0	73.4

Total income tax benefit	$(102.3)	$(40.7)	$(290.8)

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting changes included the following components:

	2003	2002	2001
	(Dollars in Millions)
U.S. income (loss)	$(74.5)	$424.4	$(530.3)
Foreign loss	(386.0)	(570.0)	(388.0)

Total	$(460.5)	$(145.6)	$(918.3)

The income tax benefit was different than the amount computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table:

	2003	2002	2001
	(Dollars in Millions)
Expected refund at U.S. federal statutory income tax rate	$(161.2)	$(51.0)	$(316.6)
Resolution of tax contingencies	(48.0)	(98.0)	(30.0)
Extraterritorial income exclusion and foreign sales corporation tax benefit	(2.8)	(3.5)	(3.6)
U.S. state and local income tax benefit	(2.9)	(2.4)	(22.6)
Tax basis differences attributable to equity method investees	—	—	(29.6)
Minority interests in losses of partnership	—	—	33.9
Non-deductible goodwill and intangible assets	20.4	—	24.2
Foreign losses and taxes, net of credits	18.4	54.0	34.4
Change in valuation allowance	62.3	58.6	20.6
Transaction costs and other	11.5	1.6	(1.5)

Total income tax benefit	$(102.3)	$(40.7)	$(290.8)

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows:

	2003		2002
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(Dollars in Millions)
Accruals and advances	$299.5	$43.3	$257.8
Prepaid expenses	—	225.3	—	$114.7
State taxes	1.4	—	—	2.6
Gain on PanAmSat merger	—	171.6	—	171.6
Depreciation and amortization	—	360.2	—	422.5
Net operating loss and tax credit carryforwards	645.7	—	160.6	—
Programming contract liabilities	150.1	—	168.5	—
Unrealized gains and losses on securities	—	177.7	1.4	—
Tax basis differences in investments and affiliates	78.1	323.5	163.9	—
Discontinuation of DIRECTV Broadband business	—	—	104.1	—
Other	166.0	39.9	45.6	130.9

Subtotal	1,340.8	1,341.5	901.9	842.3
Valuation allowance	(164.1)	—	(133.1)	—

Total deferred taxes	$1,176.7	$1,341.5	$768.8	$842.3

Included in “Prepaid expenses and other” in the Consolidated Balance Sheets are $51.8 million and $89.8 million of current deferred tax assets at December 31, 2003 and 2002, respectively.

No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $94.4 million and $76.9 million at December 31, 2003 and 2002, respectively. It is not practicable to determine the amount of the unrecognized deferred tax liability related to the investments in foreign subsidiaries.

At December 31, 2003, the Company had $1.3 billion of federal net operating losses which expire in 2023, foreign net operating losses of $459.7 million with varying expiration dates, federal research tax credits of $61.8 million which expire between 2018 and 2023, and alternative minimum tax credits of $44.5 million which can be carried forward indefinitely. The valuation allowance balances at December 31, 2003 and 2002 of $164.1 million and $133.1 million, respectively, are primarily attributable to the unused foreign operating losses which are available to carry forward. For the period ended December 31, 2003, the change in the valuation allowance was primarily attributable to a $62.3 million increase for the tax effect of current year foreign losses for which no tax benefit has been recognized and a $30 million decrease related to the tax benefit of expired foreign losses.

The Company and GM have amended their income tax allocation agreement which governs the allocation of certain U.S. income tax liabilities and sets forth agreements with respect to certain other tax matters. Under the amended terms, for tax periods prior to the Company’s split-off from GM, the Company will be treated as the common parent of a separate affiliated group of corporations filing a consolidated return. The Company will be compensated by GM for any tax benefits, such as net operating loss and tax credit carryforwards, that have not been used to offset the Company’s separate income tax liability through the date of the Company’s split-off from GM, but have been used by the GM consolidated group. Such compensation will not exceed $75.4 million, and in the case of net operating losses and similar tax attributes, the tax benefit will be based on a 24% rate.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

At the time of the Company’s split-off from GM, the amount of the Company’s tax receivable from GM, as determined on a separate return basis, exceeded the receivable determined pursuant to the amended income tax allocation agreement by $25.1 million. Such amount was reported by the Company as a distribution to GM.

The Company also has an agreement with The Boeing Company (“Boeing”), which governs the Company’s rights and obligations with respect to U.S. federal and state income taxes for all periods prior to the sale of the Company’s satellite systems manufacturing businesses in 2000. The Company is responsible for any income taxes pertaining to those periods prior to the sale, including any additional income taxes resulting from U.S. federal and state tax audits, and is entitled to any U.S. federal and state income tax refunds relating to those years.

The Company has an agreement with Raytheon Company (“Raytheon”) which governs the Company’s rights and obligations with respect to U.S. federal and state income taxes for all periods prior to the spin-off and merger of the Company’s defense electronics business with Raytheon in 1997. The Company is responsible for any income taxes pertaining to those periods prior to the merger, including any additional income taxes resulting from U.S. federal and state tax audits, and is entitled to any U.S. federal and state income tax refunds relating to those years.

The U.S. federal income tax returns of the Company have been examined and the Company has concluded its administrative appeals process with the Internal Revenue Service (“IRS”) for all tax years through 1997. The IRS is currently examining the Company’s U.S. federal tax returns for years 1998 through 2000. The Company is also being examined by or expects to be examined by certain state and foreign taxing jurisdictions for periods still open to examination. Management believes that adequate provision has been made for any adjustment which might be assessed for open years.

Note 9: Pension and Other Postretirement Benefits

Substantially all of the Company’s employees participate in the Company’s contributory and non-contributory defined benefit pension plans. Benefits are based on years of service and compensation earned during a specified period of time before retirement. Additionally, an unfunded, nonqualified pension plan covers certain employees. The Company also maintains a program for eligible retirees to participate in health care and life insurance benefits generally until they reach age 65. Qualified employees who elected to participate in the Company’s contributory defined benefit pension plans may become eligible for these health care and life insurance benefits if they retire from the Company between the ages of 55 and 65. The health care plan is contributory with participants’ contributions adjusted annually; the life insurance plan is non-contributory.

The Company uses a November 30 measurement date for its pension and postretirement benefit plans.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The components of the pension benefit obligation and the other postretirement benefit obligation, including amounts recognized in the Consolidated Balance Sheets, are shown below for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
	(Dollars in Millions)
Change in Benefit Obligation
Net benefit obligation at beginning of year	$497.0	$455.9	$33.3	$27.6
Service cost	23.0	21.7	0.5	0.5
Interest cost	35.4	33.8	1.9	2.2
Plan participants’ contributions	1.9	1.9	—	—
Amendments	—	—	(4.6)	—
Actuarial (gain) loss	52.1	26.4	(0.4)	5.7
Benefits paid	(43.8)	(42.7)	(3.5)	(2.7)

Net benefit obligation at end of year	565.6	497.0	27.2	33.3

Change in Plan Assets
Fair value of plan assets at beginning of year	361.5	416.0	—	—
Actual return on plan assets	47.6	(21.6)	—	—
Employer contributions	10.3	7.9	3.5	2.7
Plan participants’ contributions	1.9	1.9	—	—
Benefits paid	(43.8)	(42.7)	(3.5)	(2.7)

Fair value of plan assets at end of year	377.5	361.5	—	—

Funded status at end of year	(188.1)	(135.5)	(27.2)	(33.3)
Unamortized amount resulting from changes in plan provisions	18.8	21.0	(4.6)	—
Unamortized net amount resulting from changes in plan experience and actuarial assumptions	139.7	107.1	(1.2)	(0.8)

Net amount recognized at end of year	$(29.6)	$(7.4)	$(33.0)	$(34.1)

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$0.6	$0.5
Accrued benefit cost	(127.6)	(83.1)	$(33.0)	$(34.1)
Intangible asset	18.8	21.0	—	—
Deferred tax assets	29.8	21.9	—	—
Accumulated other comprehensive loss	48.8	32.3	—	—

Net amount recognized at end of year	$(29.6)	$(7.4)	$(33.0)	$(34.1)

The accumulated benefit obligation for all pension plans was $503.8 million and $443.3 million as of December 31, 2003 and 2002, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31:

	2003	2002
	(Dollars in Millions)
Projected benefit obligation	$561.8	$493.5
Accumulated benefit obligation	500.4	440.1
Fair value of plan assets	372.8	357.1

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Components of net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
	(Dollars in Millions)
Components of net periodic benefit cost
Benefits earned during the year	$23.0	$21.7	$16.0	$0.5	$0.5	$0.5
Interest accrued on benefits earned in prior years	35.4	33.8	32.7	1.9	2.2	1.9
Expected return on assets	(32.4)	(36.5)	(41.0)	—	—	—
Amortization components
Amount resulting from changes in plan provisions	2.2	2.2	2.1	—	—	—
Net amount resulting from changes in plan experience and actuarial assumptions	4.4	3.0	0.4	—	—	(0.5)

Net periodic benefit cost	$32.6	$24.2	$10.2	$2.4	$2.7	$1.9

Additional information
Increase in minimum liability included in other comprehensive income	$26.8	$25.2	$2.0	—	—	—

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Discount rate	6.14%	7.00%	5.89%	6.75%
Rate of compensation increase	4.50%	5.00%	4.50%	5.00%

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate	7.00%	7.25%	7.75%	6.75%	7.00%	7.50%
Expected long-term return on plan assets	9.00%	9.50%	9.50%	—	—	—
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

The Company’s expected long-term return on plan assets assumption is based on a periodic review and modeling of the plans’ asset allocation and liability structure over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data and economic/financial market theory.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table provides assumed health care costs trend rates:

	2003	2002
Health care cost trend rate assumed for next year	9.00%	8.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	6.00%
Year that trend rate reaches the ultimate trend rate	2008	2007

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(Dollars in Millions)
Effect on total of service and interest cost components	$0.2	$(0.2)
Effect on postretirement benefit obligation	2.0	(1.7)

Plan Assets

The Company’s target asset allocation for 2004 and actual pension plan weighted average asset allocations at December 31, 2003 and 2002, by asset categories, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,
	2004	2003	2002
Equity securities	50-70%	55%	43%
Debt securities	30-50%	35%	38%
Real estate	0-20%	2%	10%
Other	0-20%	8%	9%

Total		100%	100%

The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges (shown above) by major asset categories.

The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the Plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

There were no shares of the Company’s common stock included in plan assets at December 31, 2003 and there were no shares of GM Class H common stock shares included in the plan assets at December 31, 2002.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Cash Flows

Contributions

The Company expects to contribute approximately $17.5 million and $31.2 million to its qualified and nonqualified pension plans, respectively, in 2004.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid during the years ending December 31:

	Estimated Future Benefit Payments
	Pension Benefits	Other Benefits
	(Dollars in Millions)
2004	$101.4	$3.2
2005	38.3	3.1
2006	36.5	3.0
2007	28.7	3.1
2008	27.1	3.1
2009-2013	148.2	14.2

Expected payments in 2004 include anticipated payments to employees who were terminated in February 2004 as discussed more fully in Note 20.

The Company maintains 401(k) plans for qualified employees. A portion of employee contributions is matched by the Company and the Company’s match amounted to $8.2 million, $13.9 million and $15.5 million in 2003, 2002 and 2001, respectively.

The Company has disclosed certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as “other postretirement benefit obligation.” Notwithstanding the recording of such amounts and the use of these terms, the Company does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of the Company (other than pensions) represent legally enforceable liabilities of the Company.

Note 10: Stockholders’ Equity

Capital Stock and Additional Paid-In Capital

The Company is a publicly-traded company with its common stock listed as “DTV” on the New York Stock Exchange. As part of the News Corporation transactions completed on December 22, 2003, the Company’s certificate of incorporation was amended to provide for the following capital stock: common stock, par value $0.01 per share, 3,000,000,000 shares authorized; Class B common stock, par value $0.01 per share, 275,000,000 shares authorized; excess stock, par value $0.01 per share, 800,000,000 shares authorized; and preferred stock, par value $0.01 per share, 9,000,000 shares authorized. As of December 31, 2003, there were no shares outstanding of the Class B common stock, excess stock or preferred stock.

From time to time, in anticipation of exercises of stock options, the Company may repurchase common stock on the open market.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Prior to the split-off of the Company from GM on December 22, 2003, GM held all of the outstanding capital stock of the Company. GM Class H common stock was a publicly-traded security of GM and was a “tracking stock” designed to provide holders with financial returns based on the financial performance of the Company.

On June 24, 1999, as part of a strategic alliance with the Company, America Online, Inc. (“AOL”) invested $1.5 billion in shares of GM Series H preference stock. The preferred stock accrued quarterly dividends at a rate of 6.25% per year. GM immediately invested the $1.5 billion received from AOL in shares of the Company’s Series A Preferred Stock designed to correspond to the financial terms of the GM Series H preference stock. Dividends on the Series A Preferred Stock were payable to GM quarterly at an annual rate of 6.25%. The underwriting discount on the Series A Preferred Stock was amortized over three years.

On June 24, 2002, the GM Series H preference stock, pursuant to its terms, was mandatorily converted to about 80.1 million shares of GM Class H common stock. Also on June 24, 2002, in connection with the automatic conversion of the GM Series H preference stock held by AOL, GM contributed the $1.5 billion of the Company’s Series A Preferred Stock back to the Company, which the Company cancelled and recorded as a contribution to “Common stock and additional paid-in capital” in the Consolidated Balance Sheets. In exchange for the Series A Preferred Stock, the Company issued $914.1 million of Series B Convertible Preferred Stock to GM, which was recorded as a reduction to “Common stock and additional paid-in capital.” The Series B Convertible Preferred Stock did not accrue dividends and was convertible into the Company’s Class B common stock.

On March 12, 2003, GM contributed 149.2 million shares of GM Class H common stock to certain of its U.S. employee benefit plans, increasing the number of shares of GM Class H common stock outstanding. The contribution increased the amount of GM Class H common stock held by GM’s employee benefit plans to approximately 331 million shares, and reduced GM’s interest in the Company to approximately 19.9% from 30.7%.

During April 2003, the Company’s Board of Directors approved the reclassification of the outstanding Series B convertible preferred stock into Class B common stock of equivalent value, and a subsequent stock split of the Company’s common stock and the Company’s Class B common stock through dividends of additional shares. GM, in its capacity as the holder of all outstanding capital stock of the Company, approved the reclassification. Shortly thereafter, GM converted some of its common stock of the Company into an equivalent number of shares of the Company’s Class B common stock. As a result of these transactions, the Company had issued and outstanding 1,207,518,237 shares of common stock and 274,373,316 shares of Class B common stock, all of which were owned by GM.

Immediately prior to the News Corporation transactions, the number of shares of common and Class B common stock were adjusted to assure that the stock outstanding and the stock representing GM’s interest accurately reflected the interests to be sold directly by GM to News Corporation and the interests to be distributed to holders of GM Class H common stock. After the adjustment, there were 1,109,270,842 GM Class H common shares then outstanding. The number of shares of Class B common stock was adjusted to equal 274,319,607 shares, representing GM’s 19.8% interest in the Company.

On December 22, 2003, GM split-off the Company by distributing the Company’s common stock to the holders of GM Class H common stock in exchange for the 1,109,270,842 shares then outstanding on a one-for-one basis. Simultaneously, GM sold its 19.8% interest in the Company (represented by 274,319,607 shares of Class B common stock) to News Corporation in exchange for cash and News Corporation Preferred ADSs. The shares of Class B common stock were then converted to shares of common stock on a one-for-one basis.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Other Comprehensive Income

The following represents changes in the components of OCI, net of taxes, as of December 31:

	2003			2002			2001
	Pre-tax Amount	Tax (Benefit) Expense	Net Amount	Pre-tax Amount	Tax Benefit	Net Amount	Pre-tax Amount	Tax (Benefit) Expense	Net Amount
	(Dollars in Millions)
Minimum pension liability adjustments	$(26.8)	$(10.3)	$(16.5)	$(25.2)	$(10.2)	$(15.0)	$(2.0)	$(0.8)	$(1.2)
Foreign currency translation adjustments:
Unrealized gains (losses)	6.0	—	6.0	1.6	—	1.6	(60.7)	—	(60.7)
Less: reclassification adjustment for net losses recognized during the period	—	—	—	48.9	—	48.9	—	—	—
Unrealized gains (losses) on securities and derivatives:
Unrealized holding gains (losses)	446.8	171.5	275.3	(162.6)	(65.8)	(96.8)	(203.2)	(82.2)	(121.0)
Less: reclassification adjustment for net (gains) losses recognized during the period	(0.6)	—	(0.6)	(162.8)	(63.7)	(99.1)	95.2	38.6	56.6

Note 11: Earnings (Loss) Per Common Share

Basic Earnings (Loss) Per Common Share (“EPS”) is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Income (loss) from continuing operations before cumulative effect of accounting changes attributable to common stockholders for each period includes income (loss) from continuing operations before cumulative effect of accounting changes less dividends on preferred stock for the purpose of computing EPS.

Diluted EPS considers the effect of common equivalent shares, which are excluded from the computation in loss periods as their effect would be antidilutive. The Company’s existing common equivalent shares consist entirely of common stock options and restricted stock units issued to employees. For the year ended December 31, 2003, 91.2 million shares of common stock options and 3.6 million restricted stock units were excluded from the calculation of diluted EPS because they were antidilutive. For the years ended December 31, 2002 and 2001, 95.1 million and 97.3 million shares of common stock options, respectively, were excluded from the calculation of diluted EPS because they were antidilutive. Shares issuable upon conversion of the Company’s Series A Preferred Stock were also excluded prior to the date of actual conversion because they were antidilutive.

For purposes of calculating EPS, the weighted average number of common shares outstanding is calculated using the number of the Company’s common shares outstanding from December 23, 2003 to December 31, 2003 and the number of shares in the GM Class H Dividend Base prior to December 23, 2003. The GM Class H Dividend Base is equal to the number of shares of GM Class H common stock which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of the Company.

GM Class H common stock was a “tracking stock” of GM designed to provide holders with financial returns based on the financial performance of the Company. Holders of GM Class H common stock had no direct rights in the equity or assets of the Company, but rather had rights in the equity and assets of GM (which included 100% of the stock of the Company).

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table sets forth comparative information regarding common shares outstanding based on the number of the Company’s common shares outstanding from December 23, 2003 to December 31, 2003 and the number of shares in the GM Class H Dividend Base prior to December 23, 2003:

	2003	2002	2001
	(Shares in Millions)
Common shares outstanding at January 1	1,381.9	1,301.1	1,298.9
Increase for conversion of GM Series H preference stock	—	80.1	—
Increase for stock options exercised and other	1.7	0.7	2.2

Common shares outstanding at December 31	1,383.6	1,381.9	1,301.1

Weighted average number of common shares outstanding	1,382.5	1,343.1	1,300.0

Note 12: Incentive Plans

Under the Hughes Electronics Corporation Incentive Plan (the “Plan”), as approved by the GM Board of Directors in 1999, shares, rights or options to acquire up to 159 million shares of common stock on a cumulative basis were authorized for grant though December 31, 2003, subject to Executive Compensation Committee approval.

In connection with the News Corporation transactions, on December 22, 2003 all 91.2 million outstanding GM Class H common stock options and 3.6 million restricted stock units were converted to the Company’s common stock options and restricted stock units on a one-for-one basis with identical terms. Also, vesting accelerated for 11.5 million stock options in accordance with the provisions of the Plan, because the News Corporation transactions represented a qualifying change-in-control. The information presented below is based on the GM Class H common stock options outstanding through December 22, 2003, and the Company’s common stock options thereafter.

The exercise price of the options granted under the Plan is equal to 100% of the fair market value of the common stock on the date the options are granted. These nonqualified options generally vest over one to five years, vest immediately in the event of certain transactions, expire ten years from date of grant and are subject to earlier termination under certain conditions.

Changes in the status of outstanding options were as follows:

	Shares Under Option	Weighted-Average Exercise Price
Outstanding at December 31, 2000	67,831,546	$23.04
Granted	38,027,784	23.34
Exercised	(1,972,431)	11.44
Terminated	(6,565,541)	27.66

Outstanding at December 31, 2001	97,321,358	23.08
Granted	290,000	15.71
Exercised	(590,855)	13.44
Terminated	(1,939,671)	20.99

Outstanding at December 31, 2002	95,080,832	23.16
Granted	25,000	16.35
Exercised	(1,780,076)	10.15
Terminated	(2,164,436)	28.73

Outstanding at December 31, 2003	91,161,320	23.28

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 3.00 to $8.99	1,174,072	1.0	$7.44	1,174,072	$7.44
9.00 to 16.99	27,618,406	4.1	12.70	27,593,406	12.70
17.00 to 24.99	22,425,365	6.6	19.56	18,872,085	19.39
25.00 to 32.99	17,026,654	7.0	27.80	17,026,654	27.80
33.00 to 41.99	22,916,823	6.3	37.13	22,916,823	37.13

	91,161,320	5.8	23.28	87,583,040	23.40

Of the options outstanding at December 31, 2002 and 2001, there were 54.7 million and 36.8 million options exercisable at weighted average exercises prices of $19.60 and $15.94, respectively.

The following table presents the estimated weighted average fair value for stock options granted under the Plan using the Black-Scholes valuation model along with the assumptions used in the fair value calculations:

	2003	2002	2001
Estimated fair value per option granted	$8.80	$9.19	$13.66
Average exercise price per option granted	16.35	15.71	23.34
Expected stock volatility	47.2%	51.6%	51.3%
Risk-free interest rate	3.8%	4.7%	5.1%
Expected option life (in years)	7.0	7.0	7.0

The Executive Compensation Committee has also granted restricted stock units under the Plan that vest over two to three years. During the year ended December 31, 2003, 3.6 million restricted stock units were granted with a weighted average grant-date fair value of approximately $10.71 per share.

Note 13: Other Income and Expenses

The following table summarizes the components of other income and expenses for the years ended December 31:

	2003	2002	2001
	(Dollars in Millions)
Equity losses from unconsolidated affiliates	$(81.5)	$(70.1)	$(61.3)
EchoStar Merger termination payment	—	600.0	—
Net unrealized gain (loss) on investments	79.4	(180.6)	(239.0)
Net gain from sale of investments	7.5	84.1	130.6
Net gain on exit of DIRECTV Japan business (Note 16)	—	41.1	32.0
Other	(5.4)	(49.0)	45.0

Total Other, net	$—	$425.5	$(92.7)

For the years ended December 31, 2003 and 2002, equity losses from unconsolidated affiliates are primarily comprised of losses at the DLA LOCs. Also included in 2003 are equity losses from the XM Satellite Radio

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

investment. For the year ended December 31, 2001, equity losses from unconsolidated affiliates are primarily comprised of losses at the DLA LOCs and Hughes Tele.com (India) Limited (“HTIL”).

In December 2002, the Company recognized a $600.0 million gain related to a termination agreement entered into by the Company, GM and EchoStar Communications Corporation (“EchoStar”). As a part of this agreement, the parties agreed to terminate the merger agreement and certain related agreements due to the proposed merger’s failure to obtain regulatory approval. Under the terms of the termination agreement, EchoStar paid the Company $600 million in cash.

Net unrealized gain on investments for 2003 includes a $79.6 million gain resulting from an increase in the fair market value of an investment in an XM Satellite Radio convertible note. Net unrealized loss on investments for 2002 is primarily comprised of other-than-temporary declines in fair value of the Company’s investment in XM Satellite Radio and Crown Media Holdings. Net unrealized loss on investments for 2001 are primarily comprised of a write-down of $212.0 million related to the Company’s investment in Sky Perfect Communications, Inc.

Note 14: Related-Party Transactions

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunication services, advertising, broadcast programming, equipment and inventory. Transactions entered into with GM and its affiliates prior to December 23, 2003 were considered related party transactions. Other related parties include DLA’s Puerto Rican, Venezuelan and Argentine LOCs until their respective dates of consolidation with the Company and HTIL until it was sold on December 6, 2002 (see Note 16). As a result of the completion the News Corporation transactions, beginning on December 23, 2003, News Corporation and its affiliates are considered related parties.

The following table summarizes related-party transactions for the years ended December 31:

	2003	2002	2001
	(Dollars in Millions)
Revenues	$99.5	$211.1	$238.8
Costs and expenses	69.7	117.9	126.2

The following table sets forth the amount of accounts receivable from and payable to related parties as of December 31:

	2003	2002
	(Dollars in Millions)
Accounts receivable from related parties	$0.5	$317.4
Accounts payable to related parties	75.1	—

The December 31, 2003 accounts receivable and accounts payable balances are primarily related to affiliates of News Corporation.

Note 15. DLA LLC Reorganization

On March 18, 2003, DLA LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. The filing did not include any of the LOCs providing the DIRECTV service in Latin America and the Caribbean. During the bankruptcy proceedings, DLA LLC continued to manage its business as a debtor-in-possession.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

On December 11, 2003, DLA LLC filed a proposed Reorganization Plan that reflected an agreement reached between DLA LLC, its owners and unsecured creditors. On February 13, 2004, the Bankruptcy Court confirmed DLA LLC’s Reorganization Plan, which became effective on February 24, 2004. The Bankruptcy Court has retained jurisdiction to resolve certain remaining matters primarily related to the enforcement and interpretation of the Reorganization Plan. However, it is anticipated that resolution of these matters will not have a material impact on DLA LLC’s operations.

While the bankruptcy was proceeding, the Company provided DLA LLC with a $300 million senior secured debtor-in-possession financing facility. The facility was fully drawn and converted, in accordance with the Reorganization Plan, into an equity interest in DLA LLC on February 24, 2004. As part of the Reorganization Plan, the Company also agreed to provide “exit” financing, consisting of a revolving credit facility of up to $200 million, decreasing from time to time based on a schedule in the revolving credit facility agreement. The revolving credit facility expires on February 27, 2009 and borrowings bear interest at a variable rate, calculated as the base rate (as defined in the revolving credit facility agreement) plus 6%, not to exceed the greater of 12% or the Company’s cost of funds.

The Reorganization Plan and/or a contribution agreement between the Company and Darlene Investments, LLC (the “Contribution Agreement”) provided for the contribution by the Company of its claims against DLA LLC of approximately $1.4 billion, to the extent not previously discharged in the Chapter 11 proceedings, as well as the contribution of approximately $530 million in intercompany loans made by the Company to SurFin, Ltd. and its subsidiaries (“SurFin”), the Company’s 75% owned financing affiliate of DLA LLC. Also, in accordance with the Reorganization Plan and/or the Contribution Agreement, the Company contributed to DLA LLC its equity and other interests in SurFin and in the various LOCs. In exchange for these contributions, the discharges and waivers of the Company’s claims and the conversion into equity of the $300 million senior secured debtor-in-possession financing facility, the Company’s equity interest in the restructured DLA LLC increased from 74.7% to approximately 85.9% pursuant to the Reorganization Plan and/or the Contribution Agreement. Darlene Investments, LLC (“Darlene”), which also contributed its equity and other interests in SurFin and the various affiliated operating entities, holds the remaining approximately 14.1% equity interest in the restructured DLA LLC pursuant to the Reorganization Plan and/or the Contribution Agreement. The restructuring in bankruptcy and the contributions by the Company and Darlene provided DLA LLC with direct control of SurFin and DLA’s most significant LOCs and assets.

Claims that had been asserted by Grupo Clarín S.A. (“Clarin”) and Raven Media (“Raven”), an affiliate of Clarin, in the bankruptcy proceeding that DLA LLC was contractually obligated to repurchase Raven’s 3.98% interest in DLA LLC for $195 million were also resolved. Under the terms of a settlement agreement executed among the Company, DLA LLC, Clarin and Raven, the Company paid $45 million to purchase Raven’s claim in the bankruptcy case; for a release from Raven of the Company, DLA LLC and others from any and all other claims related to Raven’s equity interest; for a release of claims by Clarin and its affiliates; and for certain concessions and other adjustments to certain contractual arrangements with DLA LLC and its affiliates. The Company has agreed to pay an additional $11 million to Clarin contingent upon execution of certain contracts in exchange for concessions in those contracts and certain additional rights of approximately equivalent value.

As of December 31, 2003, DLA LLC had approximately $784.8 million in assets, consisting principally of accounts receivable of $728.7 million principally from LOCs, net fixed assets of $40.4 million and cash of $4.4 million. Liabilities subject to compromise are DLA LLC’s unsecured liabilities incurred prior to the filing for reorganization under Chapter 11 of the Bankruptcy Code. As of December 31, 2003, DLA LLC liabilities subject to compromise totaled $1.6 billion, which includes $1.4 billion of unsecured debt obligations owed to the Company.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The Company’s Consolidated Balance Sheet as of December 31, 2003 includes liabilities subject to compromise of DLA LLC of approximately $206.7 million.

Reorganization expense of $212.3 million reported in the Company’s Consolidated Statements of Income includes the costs incurred to file the bankruptcy petition, ongoing related legal and consulting costs, costs related to settlement agreements reached with creditors, the write-off of intangible assets and other charges related to the reorganization. Also included in reorganization expense are accruals for any claims allowed in the Chapter 11 proceeding for amounts not previously recognized as liabilities subject to compromise. Cash payments of $27.8 million and $137.7 million were made during December 2003 and February 2004, respectively. DLA LLC will record a gain of approximately $50 million during the first quarter of 2004 as a result of the settlement of certain obligations in connection with the confirmation of the Reorganization Plan.

Note 16: Acquisitions, Divestitures and Discontinued Operations

PanAmSat

On April 20, 2004, the Company and PanAmSat announced the signing of a definitive agreement that provides for the sale of the Company’s approximately 80.4% interest in PanAmSat to an affiliate of KKR for about $2.84 billion in cash. The Company recorded the expected loss on this transaction of $478.6 million, net of a tax benefit of $291.0 million, in the quarter ended March 31, 2004. The loss amount includes an estimate of direct costs associated with the transaction and retention of certain tax liabilities for which the Company has agreed to indemnify PanAmSat. The transaction, which has been approved by the boards of directors of the Company and PanAmSat, is subject to satisfaction of the conditions described in that agreement, including, among others, applicable U.S. and foreign regulatory approvals and approval by the stockholders of PanAmSat. The transaction is expected to be completed in the second half of 2004, at which time the Company will receive the $2.84 billion in cash. The agreement may be terminated at the option of KKR if, among other things, there is a total loss of any one of certain specifically identified satellites in PanAmSat’s fleet, including satellites under construction and not yet launched, prior to the close of the transaction. Total loss per the agreement is defined as a satellite that is lost or destroyed or its actual operational capability is less than 50% of its stated operational capability.

Operating results of the discontinued operations of PanAmSat are as follows:

	2003	2002	2001
	(Dollars in Millions)
Revenues	$831.0	$812.3	$870.1

Income (loss) before income taxes	$134.5	$113.5	$54.2
Income tax benefit (expense)	(30.4)	(28.3)	(23.6)
Minority interests and other	(29.7)	(5.7)	7.2

Net income from discontinued operations, net of taxes	$74.4	$79.5	$37.8

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The carrying amounts of major classes of assets and liabilities for the discontinued operations of PanAmSat are as follows:

	December 31,
	2003	2002
	(Dollars in Millions)
Total current assets	$938.4	$1,064.1
Satellites and other property, net	2,362.5	2,932.9
Goodwill, net	2,748.6	2,743.8
Total assets	6,291.1	7,061.9
Total current liabilities	155.8	351.2
Long-term debt	1,696.5	2,350.0
Other liabilities and deferred credits	273.3	291.2
Minority interests	540.6	516.9
Total liabilities	3,092.1	3,928.6

PanAmSat repaid a $1,725.0 million loan from the Company in February 2002.

Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of PanAmSat have been excluded from the Company’s results from continuing operations for all periods presented herein. Consequently, the financial results for PanAmSat are presented in the Consolidated Statements of Income in a single line item entitled “Income (loss) from discontinued operations, net of taxes” and the related assets and liabilities of PanAmSat are presented in the Consolidated Balance Sheets in line items entitled “Assets of business held for sale” and “Liabilities of business held for sale.”

DIRECTV Broadband

On April 3, 2001, the Company acquired Telocity Delaware, Inc. (“Telocity”), a company that provided land-based DSL services, through the completion of a tender offer and merger. Telocity changed its name to and was operated as DIRECTV Broadband and was included as part of the Direct-To-Home Broadcast segment. The purchase price was $197.8 million and was paid in cash.

On December 13, 2002, the Company announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, the Company notified approximately half of DIRECTV Broadband’s 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business. On February 28, 2003, DIRECTV Broadband completed the transition of its customers to alternative service providers and shut down its high-speed Internet service business. In the fourth quarter of 2002, the Company recorded a charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and the write-off of customer premise equipment. Included in the $92.8 million charge were accruals for employee severance benefits of $21.3 million and contract termination payments of $18.6 million. During 2003, the accrual was reduced due to the favorable settlement of certain contractual commitments by recording a gain of $1.6 million, net of taxes, to discontinued operations. As of December 31, 2003, $1.0 million of accruals were remaining.

Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of DIRECTV Broadband have been excluded from the Company’s results from continuing operations for all periods presented herein. The financial results for DIRECTV Broadband are presented in the Consolidated Statements of

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Income in a single line item entitled “Loss from discontinued operations, net of taxes” and the net cash flows are presented in the Consolidated Statements of Cash Flows as “Net cash used in discontinued operations.”

Hughes Tele.com (India) Limited

On December 6, 2002, HNS completed a series of transactions to exchange its equity interest in HTIL of $58.8 million, long-term receivables from HTIL of $75.0 million, and a net receivable of $25.4 million from HTIL’s Indian sponsor, Ispat, in exchange for investments in Tata Teleservices Limited (“TTSL”). The transactions were accounted for as a sale of the assets surrendered at their fair values and the purchase of the instruments in TTSL on the date of the transactions. HNS allocated the fair value of the assets surrendered of $135.1 million to the assets received, which include redeemable preference shares ($110.1 million), a 15 year zero coupon note ($9.7 million) and 50 million common stock purchase warrants ($15.3 million), based on their relative fair values. The preference shares are redeemable at the end of 51 or 75 months at the option of HNS and convertible to common equity at the end of 75 months at the option of HNS. The redemption is guaranteed in the form of a put to TTSL’s parent company, Tata Sons. The preference shares are carried at fair value as an available-for-sale security, with unrealized gains and losses reported net of tax, as a component of OCI.

In connection with this exchange, HNS recognized an after-tax loss of approximately $14.1 million, which is comprised of a pre-tax loss recognized in “Other, net” in the Consolidated Statements of Income of $52.1 million, based on the difference between fair value and carrying value of the assets surrendered and the requirement to recognize cumulative translation adjustments of $28.0 million associated with the HTIL investment, which were offset by an approximate $38.0 million tax benefit which includes the tax benefit from equity method losses that were not previously recognized for tax purposes.

Earlier in 2002, HNS recognized a loss on the receivable from Ispat described above when it was required to honor a $54.4 million loan guarantee. The receivable was immediately reduced to its estimated net realizable value of $25.4 million through a charge to “Other, net” in the Consolidated Statements of Income of $29.0 million.

Galaxy Entertainment Argentina

On May 1, 2001, DLA LLC acquired from Clarin a 51% ownership interest in Galaxy Entertainment Argentina S.A. (“GEA”), a LOC in Argentina that provides direct-to-home broadcast services, and other assets, consisting primarily of programming and advertising rights. The purchase price, valued at $169 million, consisted of a 3.98% ownership interest in DLA and a put option that under certain circumstances would have allowed Clarin to sell its 3.98% interest back to DLA in November 2003 for $195 million (see further discussion of this item in Note 15). As a result of the transaction, the Company’s interest in DLA decreased from 77.8% to 74.7% and the Company’s ownership in GEA increased from 20% to 58.1%. The Company’s portion of the purchase price, which amounted to about $130 million, was recorded as an increase to “Common stock and additional paid-in capital” in the Consolidated Balance Sheets.

The financial information included herein reflects the operations of GEA discussed above from its date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

DIRECTV Japan

On March 1, 2000, the Company announced that the operations of DIRECTV Japan would be discontinued. Pursuant to an agreement with Japan Digital Broadcasting Services Inc. (now named Sky Perfect), qualified

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

subscribers to the DIRECTV Japan service were offered the opportunity to migrate to the Sky Perfect service. DIRECTV Japan was paid a commission for each subscriber who actually migrated. The Company also acquired a 6.6% interest in Sky Perfect. As a result, the Company wrote-off its net investment in DIRECTV Japan of $164.6 million and accrued exit costs of $403.7 million and involuntary termination benefits of $14.5 million. The write-off and accrual were partially offset by the difference between the cost of the Sky Perfect shares acquired and the estimated fair value of the shares ($428.8 million), as determined by an independent appraisal, and by $40.2 million for anticipated contributions from other DIRECTV Japan stockholders. The net effect of the transaction was a charge to “Other, net” in the Consolidated Statements of Income of $170.6 million at March 31, 2000.

In the fourth quarter of 2000, $106.6 million of accrued exit costs were reversed and $0.6 million of involuntary termination benefits were added, resulting in a net credit adjustment to “Other, net” in the Consolidated Statements of Income of $106.0 million. In the third quarter of 2001, $32.0 million of accrued exit costs were reversed as a credit adjustment to “Other, net.” The third quarter of 2001 and fourth quarter of 2000 adjustments made to the exit cost accrual were primarily attributable to earlier than anticipated cessation of the DIRECTV Japan broadcasting service, greater than anticipated commission payments for subscriber migration and favorable settlements of various contracts and claims. During 2002, $41.1 million of accrued liabilities related to the exit costs were reversed upon the resolution of the remaining claims, resulting in a credit adjustment to “Other, net” in the Consolidated Statements of Income.

In the fourth quarter of 2000, Sky Perfect completed an initial public offering, at which date the fair value of the Company’s interest (diluted by the public offering to approximately 5.3%) in Sky Perfect was approximately $343 million. In the third quarter of 2001 and fourth quarter of 2000, a portion of the decline in the value of the Sky Perfect investment was determined to be “other-than-temporary,” resulting in a write-down of the carrying value of the investment by $212 million and $86 million, respectively. At December 31, 2001, the investment’s market value approximated its carrying value. In October 2002, the Company sold all of its interest in Sky Perfect for approximately $105 million in cash, resulting in a pre-tax loss of about $24.5 million.

Note 17: Derivative Financial Instruments and Risk Management

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. The Company manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. The Company enters into derivative instruments only to the extent considered necessary to meet its risk management objectives, and does not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. The Company’s objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, the Company enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. By policy, the Company maintains coverage between minimum and maximum percentages of its anticipated foreign exchange exposures. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures.

The Company is exposed to interest rate changes from its outstanding fixed rate and floating rate borrowings. The Company manages its fixed to floating rate debt mix to mitigate the impact of adverse changes

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

in interest rates on earnings and cash flows and on the market value of its borrowings. In accordance with policy, from time to time the Company may enter into interest rate hedging contracts which effectively convert floating rate borrowings to fixed rate borrowings, or fixed rate borrowings to floating rate borrowings.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Note 18: Segment Reporting

The Company’s segments, which are differentiated by their products and services, include the Direct-To-Home Broadcast and Network Systems segments. Direct-To-Home Broadcast, which includes DIRECTV U.S. and DIRECTV Latin America, is engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial customers. The Network Systems segment is a provider of satellite-based private business networks and broadband Internet access, and a supplier of DIRECTV receiving equipment (set-top receivers and dishes). Eliminations and other includes the corporate office and other entities.

Beginning in the first quarter of 2004, the Company allocates pension and other postretirement benefit expenses to its subsidiaries. Beginning in the first quarter of 2003, the Company no longer allocates general corporate expenses to its subsidiaries. Segment information has been reclassified to conform to the current presentation.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Selected information for the Company’s operating segments is reported as follows:

	Direct-To-Home Broadcast	Network Systems	Eliminations and Other	Total
	(Dollars in Millions)
2003
External Revenues	$8,251.7	$1,156.2	$15.3	$9,423.2
Intersegment Revenues	40.2	165.8	(206.0)	—

Total Revenues	$8,291.9	$1,322.0	$(190.7)	$9,423.2

Operating Profit (Loss)	$173.5	$(87.4)	$(207.6)	$(121.5)
Add: Depreciation and Amortization	696.3	76.2	(12.2)	760.3

Operating Profit (Loss) Before Depreciation and Amortization(1)	$869.8	$(11.2)	$(219.8)	$638.8

Segment Assets	$7,941.9	$2,555.3	$8,480.8	$18,978.0
Capital Expenditures	446.9	165.9	140.9	753.7

2002
External Revenues	$7,097.6	$1,065.7	$52.0	$8,215.3
Intersegment Revenues	23.3	104.2	(127.5)	—

Total Revenues	$7,120.9	$1,169.9	$(75.5)	$8,215.3

Operating Loss	$(223.3)	$(161.9)	$(16.5)	$(401.7)
Add: Depreciation and Amortization	619.1	73.7	(12.5)	680.3

Operating Profit (Loss) Before Depreciation and Amortization(1)	$395.8	$(88.2)	$(29.0)	$278.6

Segment Assets	$7,957.2	$2,526.9	$7,432.4	$17,916.5
Capital Expenditures	470.0	400.4	86.7	957.1

2001
External Revenues	$6,258.6	$1,229.6	$40.0	$7,528.2
Intersegment Revenues	21.0	96.2	(117.2)	—

Total Revenues	$6,279.6	$1,325.8	$(77.2)	$7,528.2

Operating Loss	$(550.2)	$(153.9)	$(76.5)	$(780.6)
Add: Depreciation and Amortization	638.0	60.0	(8.8)	689.2

Operating Profit (Loss) Before Depreciation and Amortization(1)	$87.8	$(93.9)	$(85.3)	$(91.4)

Segment Assets	$9,484.1	$2,339.1	$9,133.9	$20,957.1
Capital Expenditures	693.6	664.6	50.2	1,408.4

(1)

Operating Profit (Loss) Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), can be calculated by adding amounts under the caption “Depreciation and amortization” to “Operating Profit (Loss).” This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The Company’s management and its Board of Directors use Operating Profit Before Depreciation and Amortization to evaluate the operating performance of the Company and its business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, the Company’s management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

The Company believes this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare the Company’s operating performance to other communications, entertainment and media service providers. The Company believes that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate the Company’s current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. The Company’s management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

The following represents a reconciliation of operating profit (loss) before depreciation and amortization to reported net loss on the Consolidated Statements of Income:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions)
Operating Profit (Loss) Before Depreciation and Amortization	$638.8	$278.6	$(91.4)
Depreciation and amortization	(760.3)	(680.3)	(689.2)

Operating loss	(121.5)	(401.7)	(780.6)
Interest income	29.6	19.2	125.4
Interest expense	(156.3)	(188.6)	(156.6)
Reorganization expense	(212.3)	—	—
Other, net	—	425.5	(92.7)

Loss from continuing operations before income taxes, minority interests and cumulative effect of accounting changes	(460.5)	(145.6)	(904.5)
Income tax benefit	102.3	40.7	290.8
Minority interests in net (earnings) losses of subsidiaries	(8.7)	(5.4)	55.7

Loss from continuing operations before cumulative effect of accounting changes	(366.9)	(110.3)	(558.0)
Income (loss) from discontinued operations, net of taxes	69.7	(102.2)	(56.2)
Cumulative effect of accounting changes, net of taxes	(64.6)	(681.3)	(7.4)

Net loss	$(361.8)	$(893.8)	$(621.6)

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table presents revenues earned from customers located in different geographic areas. Property is grouped by its physical location. All satellites are reported as U.S. assets.

	2003		2002		2001
	Total Revenues	Net Property & Satellites	Total Revenues	Net Property & Satellites	Total Revenues	Net Property & Satellites
	(Dollars in Millions)
North America
United States	$8,550.4	$3,695.1	$7,207.7	$3,469.9	$6,397.7	$3,094.5
Canada and Mexico	152.4	92.6	163.6	196.7	161.6	207.4

Total North America	8,702.8	3,787.7	7,371.3	3,666.6	6,559.3	3,301.9

Europe
United Kingdom	67.9	5.4	160.5	6.5	134.4	7.1
Other	49.9	0.1	5.1	0.3	48.6	0.3

Total Europe	117.8	5.5	165.6	6.8	183.0	7.4

South America and the Caribbean
Brazil	137.7	117.7	180.3	149.9	220.0	220.0
Argentina	81.4	102.2	88.4	126.5	152.9	171.2
Other	238.0	177.6	263.6	28.3	241.7	34.2

Total South America and the Caribbean	457.1	397.5	532.3	304.7	614.6	425.4

Asia
Korea	19.5	0.2	16.3	0.2	2.4	—
India	20.6	27.9	64.5	27.3	76.6	29.3
China	16.4	1.1	18.8	1.2	29.1	0.5
Other	25.7	0.6	24.9	0.4	32.1	0.6

Total Asia	82.2	29.8	124.5	29.1	140.2	30.4

Total Middle East	28.7	—	9.1	—	15.5	0.1

Total Africa	34.6	—	12.5	—	15.6	—

Total	$9,423.2	$4,220.5	$8,215.3	$4,007.2	$7,528.2	$3,765.2

Note 19: Commitments and Contingencies

Litigation

In connection with the 2000 sale by the Company of its satellite systems manufacturing businesses to Boeing, the stock purchase agreement provided for a potential adjustment to the purchase price based upon the financial statements of the satellite systems manufacturing businesses as of the closing date of the sale. Based upon the final closing date financial statements, the Company calculated that Boeing was owed a purchase price adjustment of $164 million plus interest accruing at a rate of 9.5% from the date of sale pursuant to the stock purchase agreement. Boeing subsequently submitted additional proposed adjustments which became the subject of a dispute resolution process. Pursuant to a settlement agreement executed on July 15, 2003, the Company and Boeing settled all outstanding purchase price adjustment disputes and the Company paid an aggregate of $360 million in cash on July 18, 2003 in satisfaction of both the disputed and undisputed portions of the purchase price adjustment, including interest. Boeing also was released from its commitment to pay the Company $4.4 million over the next seven years in connection with Boeing’s participation in the settlement with the U.S. Department of

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

State on China launch issues of the mid-1990s. Also in connection with the settlement, HNS agreed to extend the scheduled launch date for the first Boeing built SPACEWAY satellite from the fourth quarter of 2003 until 2004 and agreed to re-assume responsibility for obtaining the related satellite in-orbit and launch insurance. Boeing paid $54 million to HNS on July 23, 2003, which was a repayment of the cumulative insurance progress payments made by HNS to Boeing. This cash receipt was recorded as a reduction to capital expenditures. As a result of the settlement of the purchase price adjustment dispute, the Company recorded an after-tax charge of $6.3 million to discontinued operations during 2003. The $360 million payment was recorded in discontinued operations in the Consolidated Statements of Cash Flows.

On June 4, 2002, DIRECTV, Inc., a wholly-owned subsidiary of DIRECTV Holdings LLC, and General Electric Capital Corporation (“GECC”) executed an agreement to settle, for $180 million, a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased DIRECTV programming and related hardware. As a result, in 2002, the provision for loss related to this matter was increased by $122.0 million, of which $48.0 million was recorded as a charge to “Selling, general and administrative expenses” and $74.0 million was recorded as a charge to “Interest expense” in the Consolidated Statements of Income.

During 2002, the Company recorded a $95.0 million gain, net of legal costs, as an offset to “Selling, general and administrative expenses” in the Consolidated Statements of Income as a result of the favorable resolution of a lawsuit filed against the U. S. government on March 22, 1991. The lawsuit was based upon NASA’s breach of contract to launch ten satellites on the Space Shuttle.

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims and proceedings are pending against the Company arising in the ordinary course of business. The Company has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require the Company to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2003. After discussion with counsel representing the Company in those actions, it is the opinion of management that such liability is not expected to have a material adverse effect on the Company’s consolidated results of operations and financial position.

Other

The in-orbit satellites of the Company and its subsidiaries are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of the Company’s businesses. The Company has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of customers.

The Company uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites and does not compensate for business interruption or loss of future revenues or customers. The Company relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the effects of satellite failure on its ability to provide service. Where insurance costs related to satellite components or systems that have suffered anomalies in

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

the past are prohibitive, the Company’s insurance policies contain coverage exclusions and the Company is not insured for certain other satellites. The book value of satellites that were insured with coverage exclusions amounted to $726.0 million, all of which relates to satellites owned by PanAmSat, and the book value of the satellites that were not insured was $1,182.5 million, $683.4 million of which relates to satellites owned by PanAmSat, at December 31, 2003. The uninsured amount includes the value of five PanAmSat satellites for which policies were not renewed in May 2003. Amounts for satellites owned by PanAmSat are included in “Assets of business held for sale” in the Consolidated Balance Sheets.

As part of an arrangement with Telesat Canada (“Telesat”), a Canadian telecommunications and broadcast services company, DIRECTV U.S. agreed to provide Telesat, subject to FCC approval, the use of the DIRECTV 3 satellite, which is currently used as an in-orbit spare, through the end of its useful life and in return Telesat agreed to allow DIRECTV U.S. the use of its 72.5 degrees west longitude (“WL”) Canadian orbital location. This arrangement is contingent upon FCC approval. Assuming FCC approval for DIRECTV U.S.’ use of 72.5 WL, DIRECTV 7S, which is expected to be launched in the second quarter of 2004, will replace DIRECTV 5 at 119 WL, and DIRECTV 5, or a similar satellite, will be relocated to 72.5 WL and used to provide additional local channels and other programming in the U.S. through 2008. Once FCC approval is granted, DIRECTV 3 will be used by Telesat in a Canadian orbital location. If DIRECTV U.S. is successful in obtaining FCC approval to use 72.5 WL, the net book value of DIRECTV 3, which was $77.8 million at December 31, 2003, will be reclassified as an intangible asset and amortized over the life of DIRECTV U.S.’ right to use 72.5 WL. However, if DIRECTV U.S. is unsuccessful in obtaining FCC approval to use 72.5 WL, DIRECTV U.S. will immediately write-off the net book value of DIRECTV 3.

On February 19, 2003, PanAmSat filed proofs of loss under the insurance policies for two of its Boeing model 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and PanAmSat expects that both of these satellites will continue to serve these existing customers until PanAmSat replaces or supplements them with new satellites. PanAmSat is working with the satellite manufacturer to determine the long-term implications of this degradation to the satellites and will continue to assess the operational impact. At this time, based upon all information currently available to PanAmSat, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, PanAmSat expects to operate these satellites for the duration of their estimated useful lives, although a portion of the transponder capacity on these satellites will not be useable during such time and there may be a need to offer supplemental capacity from another satellite in later years. PanAmSat believes that the net book values of these satellites are fully recoverable and does not expect a material impact on its 2004 revenues as a result of the difficulties with these two satellites. The insurance policies for Galaxy 11 and PAS-1R were in the amounts of approximately $289 million and $345 million, respectively, for total losses, and both included a salvage provision for PanAmSat to share 10% of future revenues from these satellites with the insurers. On December 29, 2003, PanAmSat reached a partial loss settlement of these insurance claims for payment to PanAmSat of $260 million with no future revenue share. This negotiated resolution balances the expected loss of capacity and the remaining use expected to be achieved with respect to the satellites. PanAmSat received substantially all of the settlement amount during the first quarter of 2004 and PanAmSat plans on using these proceeds to replace existing satellites over the next several years.

PanAmSat and Boeing have determined that the secondary Xenon-Ion Propulsion Systems (“XIPS”) on two of PanAmSat’s seven Boeing model 601 HP spacecraft, Galaxy 4R and PAS-6B, are no longer available as a result of failures experienced during June and July 2003, respectively. The primary XIPS on each of these satellites had previously ceased working, and both satellites are operating as designed on their completely independent backup bi-propellant propulsion systems. The C-band capacity of G4R is backed up by in-orbit satellites with immediately available capacity. The remaining useful lives on Galaxy 4R and PAS-6B are estimated to be approximately 3.5 years and 4.9 years, respectively, from the date of the occurrence of each

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

satellite’s anomaly, based on the bi-propellant fuel on-board. Accordingly, PanAmSat began accelerating depreciation of these satellites beginning in the third quarter of 2003 to coincide with the satellites’ revised estimated useful lives. The additional depreciation expense resulting from this change in estimated useful lives was $14.3 million in the second half of 2003.

PanAmSat has determined that the net book value of these satellites and its investments in sales-type leases on these two satellites are fully recoverable. On July 31, 2003, PanAmSat filed a proof of loss under the insurance policy for Galaxy 4R in the amount of $169 million, subject to a salvage provision providing for PanAmSat to share a portion of the revenues with the insurers. During the third quarter of 2003, PanAmSat reached an agreement with all but one of the insurers representing, in the aggregate, approximately 83% of the insurance coverage on the satellite. PanAmSat received $102.6 million in proceeds during the fourth quarter of 2003, reflecting the insurance policy amount for these insurers less a negotiated settlement for salvage. In October 2003, PanAmSat commenced arbitration proceedings against the last insurance provider over a disputed portion of the remaining claim. PanAmSat cannot provide assurance that it will be successful in these proceedings or, if successful, how much will be received. PanAmSat is developing plans to replace Galaxy 4R prior to the end of its useful life using anticipated insurance proceeds and a spare launch service contract that was purchased previously. Once a settlement is reached with the final insurance provider, PanAmSat anticipates that future depreciation on Galaxy 4R will be approximately equal to the depreciation on this satellite before the anomaly occurred. The insurance policy on PAS-6B has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss. PanAmSat is working with the customers on PAS-6B to provide a long-term solution for their needs.

The availability and use of any future proceeds from the Galaxy 11 and PAS-1R insurance claims are restricted by the agreements governing PanAmSat’s debt obligations.

PanAmSat believes that the XIPS problem will not affect revenues over the revised estimated remaining useful lives of Galaxy 4R and PAS-6B. Prior to the end of the useful lives of these two satellites, PanAmSat plans to transition the affected customers to new or existing in-orbit backup satellites with immediately available capacity. As a result of the XIPS failure on PAS-6B, PanAmSat reduced its total backlog by approximately $360 million, as the customers on this satellite are not contractually obligated to use a new or replacement satellite.

One of PanAmSat’s remaining five Boeing model 601 HP satellites has no book value and is no longer in primary customer service. The other four Boeing model 601 HP satellites that PanAmSat operates continue to have XIPS as their primary propulsion system. However, no assurance can be given that PanAmSat will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For three of these remaining four satellites, the available bi-propellant life ranges from at least 3.4 years to as much as 7.0 years, while the fourth satellite, which was placed into service in January 2004, has available bi-propellant life of approximately 11.9 years.

In the first quarter of 2003, PanAmSat and the manufacturer of the Galaxy 8-iR satellite terminated the Galaxy 8-iR satellite construction contract by mutual agreement. In connection with the termination of the construction contract, PanAmSat received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to PanAmSat under the construction agreement. In addition, PanAmSat has agreed with the Galaxy 8-iR launch vehicle provider to defer the use of the launch to a future satellite. PanAmSat expects to use this launch in early 2006 to replace the Galaxy 4R satellite.

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $65.5 million which were undrawn at December 31, 2003.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (concluded)

At December 31, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $503.3 million, payable as follows: $177.1 million in 2004, $129.0 million in 2005, $76.5 million in 2006, $54.2 million in 2007, $52.6 million in 2008 and $13.9 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease income, were $63.9 million in 2003, $57.4 million in 2002 and $49.9 million in 2001.

The Company has minimum commitments under noncancelable satellite construction and launch contracts, programming agreements, manufacturer subsidies agreements, telemetry, tracking and control services agreements, billing system agreements, customer call center maintenance agreements and other vendor obligations. As of December 31, 2003, minimum payments over the terms of applicable contracts are anticipated to be approximately $3,142.4 million, payable as follows: $754.6 million in 2004, $469.3 million in 2005, $624.1 million in 2006, $780.2 million in 2007 and $514.2 million in 2008.

Note 20: Subsequent Events

On January 28, 2004, the Company completed the sale of 10,000,000 shares of XM Satellite Radio, including 3,462,330 shares received from the conversion of a $10 million note receivable, for $254.4 million. The Company will record a pre-tax gain of $164.0 million in 2004 as a result of this transaction.

During the first quarter of 2004, the Company announced the reduction of corporate office headcount by over half in connection with a plan to consolidate Corporate and DIRECTV U.S. support functions. DLA LLC also announced additional headcount reductions during the first quarter of 2004, subsequent to its emergence from bankruptcy and completion of certain transactions that were anticipated under its Reorganization Plan as more fully discussed in Note 15.

* * *

THE DIRECTV GROUP, INC.

SUPPLEMENTARY DATA

Selected Quarterly Data (Unaudited)	1st	2nd	3rd	4th
	(Dollars in Millions, Except Per Share Amounts)
2003 Quarters
Revenues	$2,061.8	$2,198.4	$2,392.6	$2,770.4

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change(1)	$(105.7)	$18.4	$(22.4)	$(350.8)
Income tax benefit (expense)	35.4	(8.0)	25.2	49.7
Minority interests in net earnings of subsidiaries	(1.7)	(1.5)	(2.3)	(3.2)
Income (loss) from discontinued operations, net of taxes	21.1	12.7	41.1	(5.2)

Income (loss) before cumulative effect of accounting change	(50.9)	21.6	41.6	(309.5)
Cumulative effect of accounting change, net of taxes	—	—	(64.6)	—

Net income (loss)	$(50.9)	$21.6	$(23.0)	$(309.5)

Basic and diluted earnings (loss) per common share from continuing operations before cumulative effect of accounting change	$(0.05)	$0.01	$0.02	$(0.23)
2002 Quarters
Revenues	$1,860.5	$2,026.3	$2,037.2	$2,291.3

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change(2)	$(230.1)	$(228.2)	$(1.9)	$314.6
Income tax benefit (expense)	80.5	79.9	(6.3)	(113.4)
Minority interests in net (earnings) losses of subsidiaries	(2.7)	0.2	(0.1)	(2.8)
Loss from discontinued operations, net of taxes	(4.1)	(7.0)	(5.3)	(85.8)

Income (loss) before cumulative effect of accounting change	(156.4)	(155.1)	(13.6)	112.6
Cumulative effect of accounting change, net of taxes	(681.3)	—	—	—

Net income (loss)	$(837.7)	$(155.1)	$(13.6)	$112.6

Basic and diluted earnings (loss) per common share from continuing operations before cumulative effect of accounting change	$(0.14)	$(0.13)	$(0.01)	$0.14

(1)	Included as part of “Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change” for the fourth quarter of 2003 are a $132.0 million charge related primarily to investment advisor fees, employee retention and severance benefits in conjunction with the completion of the News Corporation transactions and reorganization expenses of $193.1 million resulting from settlements reached with creditors as part of the DLA LLC bankruptcy proceedings.
(2)	Included as part of “Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change” for the fourth quarter of 2002 is a $600 million gain for the settlement on the terminated merger agreement with EchoStar, partially offset by a $146.3 million write-down for other-than-temporary declines in the fair value of certain equity securities.

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